Exhibit 10.27

STOCK PURCHASE AGREEMENT

by and among

ATHENA HOLDING LLC

ATHENA HOLDING CORP.

ATHENA INNOVATIVE SOLUTIONS, INC.

CACI INTERNATIONAL INC

and

CACI, INC.-FEDERAL

Dated September 19, 2007

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 19, 2007, by and among ATHENA HOLDING LLC, a Delaware limited liability company (“Seller”), ATHENA HOLDING CORP., a Delaware corporation (“Holding”), ATHENA INNOVATIVE SOLUTIONS, INC., a Delaware corporation (the “Company”, and together with Holding and the Company Subsidiaries (as defined below), “Athena”), CACI INTERNATIONAL INC, a Delaware corporation (“Parent”), and CACI, INC. – FEDERAL, a Delaware corporation and wholly owned subsidiary of Parent (“Federal”). Seller, Holding, the Company, Parent and Federal are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Holding and Holding owns all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, at the closing of the transactions contemplated by this Agreement, Seller desires to sell all of the issued and outstanding shares of capital stock of Holding (the “Shares”), and Federal desires to purchase, all (but not less than all) of the Shares, on the terms and subject to the conditions set forth herein (the “Transaction”);

WHEREAS, Parent, Federal, Seller, Holding and the Company desire to make certain representations and warranties and other agreements in connection with the Transaction; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings specified in Section 1.3 or elsewhere in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Matters of Construction. A reference to an article, section, exhibit or schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

1.2 Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
Affected Employees	Section 7.14
Agreement	Preamble
Antitrust Filings	Section 7.8
Athena	Preamble
Athena Financial Statements	Section 3.5
Athena Government Contract	Section 3.24.1
Athena Insurance Contracts	Section 3.19
Athena Plans	Section 3.11.1
Athena Proprietary Rights	Section 3.18.1
Audited Financial Statements	Section 3.5
Auditor	Section 2.4.3
Bid	Section 3.24.1(b)
Closing	Section 2.1
Closing Balance Sheet	Section 2.4.1
Closing Date	Section 2.1
Company	Preamble
Company Common Stock	Section 3.2.2
Company Share	Section 3.2.2
Confidentiality Agreement	Section 7.10.1
Direct Claim Notice	Section 7.2.4(a)
Direct Claim Notice Period	Section 7.2.4(a)
Direct Payment	Section 2.2.2
Discussion Period	Section 2.4.3
Employee List	Section 3.12.2
Encumbrances	Section 3.15.1
Escrow	Section 2.2.3
Escrow Agent	Section 2.2.3
Escrow Agreement	Section 2.2.3
Escrow Distribution	Section 7.2.10
Escrow Payment	Section 2.2.3
Expenses	Section 7.1.1
FAR	Section 3.24.3
Federal	Preamble
Final Closing Balance Sheet	Section 2.4.4
GAAP	Section 2.4.1
Governmental Entity	Section 3.4.2
Holding	Preamble
Holding Common Stock	Section 3.2.1
Holding Share	Section 3.2.1

Indemnified Directors and Officers	Section 7.13
Indemnified Party	Section 7.2.3
Indemnifying Party	Section 7.2.3
Interim Balance Sheet	Section 3.5
Interim Financial Statements	Section 3.5
Objection	Section 2.4.2
Jefferies Quarterdeck	Section 3.14
OC	Section 3.1
OC Interests	Section 3.3
Parent	Preamble
Parent Indemnitees	Section 7.2.2(a)
Parent Liens	Section 2.1
Party or Parties	Preamble
Permits	Section 3.8
Post Closing Tax Period	Section 7.6.2(b)(i)
Pre-Closing Tax Period	Section 7.6.2(a)
Prior Period Returns	Section 7.6.1
Purchase Price	Section 2.2.1
SBIR	Section 3.24.1(d)
Second Direct Claim Notice	Section 7.2.4(a)
Second Direct Claim Notice Period	Section 7.2.4(a)
Seller	Preamble
Seller Indemnitees	Section 7.2.1(a)
Shares	Recitals
Special Consents	Section 8.2.5
Straddle Period or Straddle Periods	Section 7.6.2(a)
Subsidiaries Shares	Section 3.3
Survival Date	Section 9.1
Transaction	Recitals
Welfare Plan	Section 3.11.6

1.3 Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

Affiliated Group: any affiliated group within the meaning of Code section 1504(a).

Athena 401(k) Plans: each of the Athena Innovative Solutions, Inc. 401(k) Profits Sharing Plan and Trust (Plan # 001), Business Defense and Security Corporation 401(k) Plan and IPA International Inc. Simplified Employee Pension Plan.

Athena Leases: each lease, sublease, license or other agreement under which Athena use, occupy or have the right to occupy any real property or interest therein.

Athena Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties or results of operations of Athena taken as a whole; provided, however, that (i) changes in general industry or economic conditions (except to the extent such changes disproportionately affect Athena), (ii) changes in law and regulation affecting the industry in which Athena operates (except to the extent such changes disproportionately affect Athena), (iii) adverse effects arising from the announcement or consummation of the Transaction, (iv) the failure of Athena to be awarded any new Government Contract or the failure of the United States Government to exercise the option for the contract year beginning on November 1, 2007 for, or any change in funding levels available for such option year under, the Athena Government Contract: Management Integrated Support Services CIFA/CILEC, contract number: HC1013-06-F-2287, (v) changes or effects resulting or arising from Athena’s performance of its obligations hereunder, (vi) matters disclosed on the Schedules hereto, or (vii) the taking of any action by Parent, Federal or any of their respective Affiliates, in each case, shall not be deemed to have caused or constituted an Athena Material Adverse Effect.

Business Day: any day other than a Saturday, Sunday, or any Federal or Commonwealth of Virginia holiday. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

COBRA: Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and any similar state law.

Code: the United States Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to Athena and which are used in Athena’s business but are in no way a component of or incorporated in Athena’s products and related technology.

Commercially Reasonable Efforts: the efforts that a prudent business person desirous of achieving a result would use under similar circumstances to efficiently and expeditiously achieve that result, taking into account the potential benefits of achieving that result and the potential costs and risks of taking such actions.

Company Subsidiaries: Business Defense and Security Corporation, a Virginia corporation, IPA International, Inc., a Virginia corporation, and Operational Concepts LLC, a Virginia limited liability company.

Direct Claim and Direct Claims: any claim or claims by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement (other than any claim or demand made by a third party upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under this Agreement).

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Materials of Environmental Concern at any location, or (b) any violation of any Environmental Law.

Environmental Laws: any Legal Requirement relating to the protection of public health, safety or the environment.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: any Person at any relevant time considered a single employer under Code Section 414 with Holding, the Company or any Company Subsidiary, or any member of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes Holding, the Company or any Company Subsidiary (as defined for purposes of Section 414(b), (c) and (m) of the Code).

Flow of Funds Memorandum: a memorandum that sets forth the distribution of the Purchase Price and other payments in connection with the Transaction, which shall be mutually agreed to by Parent and Seller.

Government Contract: any prime contract, purchase order, delivery order or task order with the United States Government and any contract, purchase order, delivery order or task order with a prime contractor or higher-tier subcontractor under a prime contract, purchase order, delivery order or task order with the United States Government.

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Indemnified Party: a Party that has the right under Section 7.2 to seek indemnification from an Indemnifying Party.

Indemnifying Party: a Party that has the obligation under Section 7.2 to indemnify an Indemnified Party.

IPA: IPA International, Inc.

IPA Purchase Agreement: the Stock Purchase Agreement, dated as of March 3, 2006, as amended, by and among the Company, IPA and the IPA Sellers.

IPA Sellers: the stockholders of IPA.

Knowledge of Seller: shall mean the actual knowledge of James C. King, Wayne Wilkinson, Michael J. Woods, Dave Grogan, Brian Page, and Jon Flowers after due inquiry by such individuals with the personnel of the Company and the Company Subsidiaries.

Legal Requirement: any federal, state, local, municipal or foreign law, statute, constitution, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any principle of common law.

Liability: any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.

Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses, expenditures, costs or expenses (including without limitation reasonable attorneys’ fees and disbursements).

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Money Purchase Plan: IPA International, Inc. Money Purchase Pension Plan.

Net Assets: total tangible assets of Athena (excluding cash) less total liabilities (excluding debt) of Athena as of the Closing Date and as set forth on the Final Closing Balance Sheet, each as determined in accordance with GAAP consistently applied with the Audited Financial Statements and Exhibit A.

Net Assets Adjustment: the number (positive or negative) calculated on the basis of the Net Assets, which is determined as follows:

if the Net Assets are greater than $14,250,000, then the Net Assets Adjustment is a positive number equal to such excess;

if the Net Assets equal $14,250,000, then the Net Assets Adjustment is zero; and

if the Net Assets are less than $14,250,000, then the Net Assets Adjustment is a negative number equal to such deficit.

Permitted Encumbrances: (a) liens for current Taxes and other statutory liens and trusts for Taxes not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the Party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such Party.

Person: an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

Security Interest: any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and not incurred in connection with the borrowing of money.

Tax: any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever payable to a Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

Tax Sharing Agreement: any Tax allocation or sharing agreement the principal purpose of which is or was the allocation of Tax liabilities computed on a consolidated, combined, unitary or similar basis among entities that have been or will be required to compute their Tax liability by filing Tax Returns on such a basis.

Treasury Regulation: a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

ARTICLE 2

THE PURCHASE AND SALE OF THE SHARES

2.1 Purchase of the Shares from Seller. Subject to and upon the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants, and agreements herein contained, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall sell, transfer, convey or assign and deliver to Federal, and Federal shall purchase, acquire and accept from Seller, the Shares, free and clear of any and all liens, claims, encumbrances or rights of any third party (other than liens, claims, encumbrances or rights in favor of or arising from, by or through Parent or Federal (“Parent Liens”). At the Closing, Seller shall deliver to Federal certificates evidencing the Shares duly endorsed in blank or with stock powers or other appropriate instruments of transfer duly executed. The Closing shall take place at the offices of Parent in Arlington, Virginia, commencing at 10:00 a.m. local time (i) on October 31, 2007, if all conditions to the obligations of the Parties to consummate the

Transaction (other than delivery of the documents to be delivered at the Closing) have been satisfied or waived on or prior to such date, or (ii) at such other place and time and on such other date as the Parties may agree, with both Parties acting in good faith to establish a mutually acceptable date, but in no event later than November 16, 2007 (the “Closing Date”). To the extent permitted by Legal Requirement and GAAP, the Parties will treat the Closing as being effective at 11:59 p.m. local time on the Closing Date.

2.2 Purchase Price.

2.2.1 The Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Federal for the Shares shall be Two Hundred Million Dollars ($200,000,000), subject to adjustment as provided in Sections 2.4, 7.1.2 and 7.12. All payments of the Purchase Price under this Section 2.2 to be made at Closing shall be made by wire transfer of immediately available U.S. funds in accordance with the Flow of Funds Memorandum, which shall be mutually agreed to and signed by Seller and Parent and delivered at the Closing.

2.2.2 The Purchase Price Paid at the Closing. An amount equal to the Purchase Price less the amount of the Escrow Payment (the “Direct Payment”) shall be paid to Seller by Federal on the Closing Date, subject to reduction as provided in Section 7.1.2.

2.2.3 The Escrowed Portion of the Purchase Price. For the purpose of serving as the exclusive source for effecting the payment and discharge of any indemnification obligations of Seller pursuant to Section 7.2, Ten Million Dollars ($10,000,000) of the total Purchase Price (the “Escrow Payment”) shall be delivered by Federal to an account (the “Escrow”) to be administered by PNC Bank NA (the “Escrow Agent”) pursuant to the terms of an escrow agreement to be entered into at Closing, substantially in the form of Exhibit B (the “Escrow Agreement”). The Escrow Payment shall be released as provided in Section 7.2.10 and in the Escrow Agreement.

2.3 Additional Actions. If, at any time after the Closing Date, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Federal title to or ownership or possession of the Shares acquired pursuant to this Agreement, Seller, as well as the officers and directors of Athena and Federal, are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action to so vest, perfect or confirm in Federal title to or ownership of the Shares, so long as such action is consistent with the intent of this Agreement.

2.4 Net Assets Adjustment to Purchase Price.

2.4.1 Preparation of Closing Balance Sheet. As soon as reasonably practicable after the Closing Date (but not later than sixty (60) days thereafter), Federal shall prepare or cause to be prepared, at its expense, and shall deliver to Seller a consolidated balance sheet for Athena as of the close of business on the Closing Date (the “Closing Balance Sheet”) together with a statement setting forth in reasonable detail Federal’s calculation of the Net Asset Adjustment. The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied with the Audited Financial Statements and the principles set forth on Exhibit A.

2.4.2 Review of Closing Balance Sheet. Seller, upon receipt of the Closing Balance Sheet, shall (a) review the Closing Balance Sheet and (b) to the extent Seller may deem necessary, make reasonable inquiry of Athena, Federal and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet. Seller and its advisors shall have full access upon prior written notice and during normal business hours to the books, papers, work papers, schedules, calculations, and records relating to the preparation of the Closing Balance Sheet in connection with such inquiry and the preparation of any objection thereto. The Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Federal in writing of any objections thereto (the “Objection”) within thirty (30) days after receipt of the Closing Balance Sheet.

2.4.3 Disputes. In the event Seller has any Objection, Federal shall have 20 days to review and respond to the Objection, and Federal and Seller and their respective employees and/or advisors shall attempt in good faith to resolve the differences underlying the Objection within twenty (20) days (the “Discussion Period”) following the earlier of (i) completion of Federal’s review of the Objection or (ii) the end of Federal’s 20-day review period. Disputes between Federal and Seller which cannot be resolved by them within the Discussion Period shall be referred no later than the end of the Discussion Period for decision to a nationally-recognized independent public accounting firm mutually selected by Seller and Federal (which firm shall not be either of (a) the independent public accountants of Parent or Federal or (b) the independent public accountants used by Athena immediately prior to the Closing Date) (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by Seller and Federal (and their advisors) and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet requires adjustment. Federal and Seller each agree to execute a reasonable engagement letter proposed by the Auditor. The Auditor shall deliver its written determination to Federal and Seller no later than the 30th day after the remaining differences underlying the Objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the Parties. The fees and disbursements of the Auditor shall be allocated between Federal and Seller based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Auditor. Parent and Federal, on the one hand, and Seller, on the other hand, shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor, and the Auditor shall be required to maintain the confidentiality of the information and documents received by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Federal’s and Seller’s disagreement.

2.4.4 Final Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the Parties upon the earlier of (a) Seller’s failure to deliver an Objection within the period permitted under Section 2.4.2, (b) the written agreement between Federal and Seller with respect thereto affecting the agreed-to Final Closing Balance Sheet and (c) the final decision by the Auditor with respect to any disputes under Section 2.4.3. The Closing Balance Sheet, as adjusted pursuant to the agreement of the Parties or decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

2.4.5 Adjustments to the Purchase Price. As soon as practicable (but not more than five (5) Business Days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.4, (a) if the Net Assets Adjustment is a negative number, the amount of the Net Assets Adjustment shall be paid by Seller to Parent in immediately available funds to an account of Parent designated by Parent, which shall constitute an immediate adjustment of the Purchase Price in such amount, and (b) if the Net Assets Adjustment is a positive number, the amount of the Net Asset Adjustment shall be paid by Parent or Federal to Seller in immediately available funds to an account of Seller designated by Seller, which shall constitute an immediate adjustment of the Purchase Price in such amount. In the event that Seller fails to fulfill its payment obligations under this Section 2.4.5, Parent shall be entitled to request (which request shall be made in writing sent to the Escrow Agent with copy to Seller) distribution of, and to receive, the amount payable to Parent from the funds held in Escrow.

2.4.6 Retention Bonus Payments. All Liabilities of Athena for retention bonus payments disclosed on Exhibit A to Schedule 3.7 hereto will be accrued as a Liability on the Closing Balance Sheet. In the event that any accrued retention bonus payment is not earned by an employee of the Company due to termination of such employee’s employment under circumstances that disqualify such employee for such retention bonus payment under the terms of Athena’s retention bonus program, then Parent shall pay, or cause Federal or the Company to pay, to Seller within three (3) Business Days after such employee’s employment has so terminated the unearned amount of such employee’s retention bonus.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE COMPANY

All representations and warranties with respect to Athena made in this Article 3 shall be understood to refer to Holding, the Company and the Company Subsidiaries unless the context clearly indicates otherwise. Holding and the Company represent and warrant to Parent as follows:

3.1 Organization and Authority. Each of Holding, the Company and each Company Subsidiary, other than Operational Concepts, LLC, a Virginia limited liability company (“OC”), is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. OC is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation. Each of Holding, the Company and each Company Subsidiary has full corporate or limited liability company power and authority, as applicable, to own, lease or operate its properties and to carry on its business as now being conducted. Each of Holding, the Company and each Company Subsidiary is duly qualified to transact business and is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction wherein the failure to so qualify would reasonably be expected to have a Material Adverse Effect. All jurisdictions in which Holding, the Company and each Company Subsidiary is qualified to do business are set forth on Schedule 3.1 hereto.

3.2 Capital Stock.

3.2.1 Authorized Stock of Holding. The authorized capital stock of Holding consists of One Thousand (1,000) shares of common stock, par value $0.01 (the “Holding Common Stock”). As of the date hereof, one (1) share of Holding Common Stock is issued and outstanding (the “Holding Share”), which is held by Seller. All of the outstanding shares of Holding Common Stock have been duly authorized and validly issued, were not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable. Seller owns of record and beneficially all the outstanding shares of Holding Common Stock.

3.2.2 Authorized Stock of the Company. The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, par value $0.01 per share (the “Company Common Stock”). As of the date hereof, one (1) share of Company Common Stock is issued and outstanding (the “Company Share”), which is owned of record and beneficially by Holding. Except for the Company Share, no other shares of capital stock or other securities of the Company are authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, convertible securities, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the capital stock or other securities of the Company.

3.2.3 Title to Company Share. Holding owns, beneficially and of record, and has good and marketable title to the Company Share. Except as disclosed on Schedule 3.2, the Company Share is free and clear of all Security Interests, and is validly issued, fully paid and nonassessable, and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Company Share.

3.2.4 Options and Convertible Securities of Holding. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Holding to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. There are no voting trusts or other agreements or understandings to which Holding or Seller is a party with respect to the voting of the shares of Holding Common Stock, and Holding is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Holding Common Stock or any other securities of Holding.

3.3 Subsidiaries. The Company does not own, directly or indirectly, any shares of capital stock or other equity interests of any Person other than the Company Subsidiaries. Schedule 3.3 accurately sets forth the authorized capital stock of each Company Subsidiary, other than OC (the “Subsidiaries Shares”), as of the date hereof. The Company is the sole member of and owns all membership interests of OC (the “OC Interests”). The Company owns, beneficially and of record, and has good and marketable title to the Subsidiaries Shares and the OC Interests, and there are no outstanding subscriptions, options, warrants, convertible securities, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the capital stock or other securities or equity interests of the Company Subsidiaries. Except as disclosed on Schedule 3.3, the Subsidiaries Shares and OC

Interests are free and clear of all Encumbrances, and are validly issued, fully paid and nonassessable, and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Subsidiary Shares and OC Interests.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority. Each of Holding and the Company has the corporate power and authority to enter into this Agreement and to consummate the Transaction to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction, to the extent of Holding’s and the Company’s obligations hereunder, have been duly and validly authorized by the board of directors of Holding and the Company, and no other corporate proceedings on the part of Holding or the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transaction, to the extent of Holding’s and the Company’s obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by Holding and the Company have been (or will be) duly executed and delivered by Holding and the Company and constitute or when executed and delivered will constitute valid and binding obligations of Holding and the Company, enforceable against Holding and the Company in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.4.2 No Conflict. Except as set forth on Schedule 3.4 hereto, none of the execution, delivery or performance of this Agreement and the agreements referenced herein, nor the consummation of the Transaction or thereby will (a) conflict with or result in a violation of any provision of Holding’s or the Company’s charter documents or by-laws or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Holding or the Company is a party or by which Holding or the Company or any of their assets or properties are bound or which is applicable to Holding or the Company or any of their assets or properties, other than in the case of (b), where such conflict, violation, breach, default, right, novation, or termination could not reasonably be expected to have an Athena Material Adverse Effect. No authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement or the consummation of the Transaction, except for (i) the applicable requirements of the HSR Act and (ii) such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have an Athena Material Adverse Effect.

3.5 Financial Statements. The Company has previously furnished Parent with a copy of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2006, consisting of the consolidated balance sheet as of December 31, 2006 and the related consolidated statements of income, stockholder’s equity and cash flows for the fiscal year then ended, accompanied by the report thereon of McGladrey & Pullen, LLP, certified public accountants of the Company (the “Audited Financial Statements”). The Company has also delivered to Parent a copy of the unaudited consolidated financial statements of the Company as of July 31, 2007, consisting of the consolidated balance sheet as of July 31, 2007 (the “Interim Balance Sheet”) and the related consolidated statements of income and cash flows for the seven month period then ended (the “Interim Financial Statements,” and collectively with the Audited Financial Statements, the “Athena Financial Statements”). The Athena Financial Statements have been prepared from the books and records of the Company and the Company Subsidiaries and present fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Company Subsidiaries, as of the dates and for the periods then ended, in conformity with GAAP, except for normal year-end adjustments and the absence of footnotes in the case of the Interim Financial Statements.

3.6 Absence of Material Adverse Changes. Since July 31, 2007, the Company has not suffered any Athena Material Adverse Effect, and there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any of the shares of capital stock of the Company, or any commitment relating to any of the foregoing.

3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7 hereto, Athena has no Liabilities that are not reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Athena Financial Statements, except for (a) Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have an Athena Material Adverse Effect, (b) Liabilities permitted or contemplated by this Agreement (including, without limitation, Liabilities for Expenses), (c) Liabilities expressly disclosed on the Schedules delivered hereunder and (d) Liabilities not required by GAAP to be set forth on, or included in or reserved on, a balance sheet of the Company.

3.8 Compliance with Applicable Law, Charter and By-Laws. Athena has all requisite licenses, permits and certificates from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated (collectively, “Permits”), except as set forth on Schedule 3.8 hereto and except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have an Athena Material Adverse Effect or prevent or materially delay the consummation of the Transaction. All of such Permits are in full force and effect. Athena is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of Seller, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. Athena is conducting business in material compliance with any applicable Legal Requirement. Athena is not in default or violation of any provision of its charter documents or its by-laws.

3.9 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 hereto, (a) to the Knowledge of Seller, there is no investigation by any Governmental Entity with respect to Athena, pending or threatened, nor, to the Knowledge of Seller, has any Governmental Entity indicated to Athena in writing an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of Seller threatened against or involving Athena or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Athena.

3.10 Tax Matters.

3.10.1 Filing of Returns. Athena has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable laws and regulations. All Taxes shown as due and owing on such Tax Returns by Athena have been paid. Athena currently is not the beneficiary of any extension of time within which to file any Tax Return, which return has not yet been filed. No claim has been made in the last two (2) years by a taxing authority in a jurisdiction where Athena does not file Tax Returns that Athena is subject to taxation by that jurisdiction (nor, to the Knowledge of Seller, is there any material factual or legal basis for such a claim), nor has Athena commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Entity that it had not previously been required to file in the immediately preceding taxable period. There are no Security Interests (other than Permitted Encumbrances) upon any of the assets of Athena that arose in connection with any failure (or alleged failure) to pay any Tax.

3.10.2 Payment of Taxes. Athena has withheld all Taxes required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and paid over to the relevant Governmental Entity all Taxes so withheld that are required to have been paid over, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

3.10.3 Assessments or Disputes. Seller has not received any communication in writing from a taxing authority proposing to assess additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial proceedings relating to Taxes of Athena are pending or being conducted with respect to Athena. Athena has not received, since October 1, 2005, from any foreign, federal, state, or local taxing authority (including jurisdictions where Athena has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Tax liabilities or Tax Returns of Athena for any taxable year for which the statute of limitations for assessment of Taxes is still open, (ii) written request for information dealing with material Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Athena which has not been paid or otherwise finally resolved. Schedule 3.10 hereto lists those Tax Returns of Athena that have been audited since October 1, 2005, and indicates those Tax Returns of Athena that currently are the subject of audit. Athena has delivered to Parent correct and complete copies of all federal and state income Tax Returns filed by Athena with respect to taxable years ending on or after October 1, 2005, and examination reports, and statements of deficiencies assessed against or agreed to by Athena that were received since October 1, 2005.

3.10.4 Waiver of Statute of Limitations. Athena has not entered into an agreement with any Governmental Entity that has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.10.5 Tax Returns and Tax Sharing Agreements. No Tax Return filed by or on behalf of Athena has contained a disclosure statement under Section 6662 of the Code (or any similar provision of law), and no Tax Return has been filed by or on behalf of Athena with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made. Athena is not a party to or bound by any Tax Sharing Agreement, the principal purpose of which is or was the allocation of Tax liabilities computed on a consolidated, combined, unitary or similar basis among entities that have been or will be required to compute their Tax liability by filing Tax Returns on such a basis. Athena (a) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (b) does not have any Liability for the Taxes of any other Person (other than Athena) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), whether as a transferee or successor, by contract, or otherwise. Since October 1, 2005, Athena has not applied for a ruling related to Taxes from any Governmental Entity.

3.10.6 Unpaid Taxes. The unpaid Taxes of Athena required to be shown as accrued under GAAP (a) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Athena in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, Athena has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

3.10.7 Unclaimed Property. Athena has no assets that may constitute unclaimed property under applicable law. Athena has complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, Athena has established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. Athena’s records are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

3.10.8 No Changes in Accounting, Closing Agreement, Installment Sale. Athena will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a) adjustment under Code §481 as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date (other than as set forth on Schedule 3.10);

(b) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(c) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law) occurring in a taxable period ending on or prior to the Closing Date;

(d) installment sale or open transaction disposition made on or prior to the Closing Date; or

(e) prepaid amount received on or prior to the Closing Date.

3.10.9 Transactions. Athena has not (a) distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or section 361, (b) acquired assets from another corporation in a transaction in which Athena federal income Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (c) except for the acquisition of the stock of the Company Subsidiaries, other than OC, acquired the stock of any corporation which was a subchapter S corporation or a qualified subchapter S subsidiary.

3.10.10 Limited NOLs. Athena does not have any net operating losses or other tax attributes that are subject to limitation under Code Sections 382, 383, or 384 (determined without regard to the Transaction).

3.10.11 Gain Recognition Agreements. Athena is not a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Code Section 367.

3.10.12 Joint Ventures, Partnerships, etc. There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Athena is a participant and have been treated or are required to be treated as a partnership for federal income Tax purposes.

3.10.13 Foreign Permanent Establishments. Athena does not have, nor has it ever had, a “permanent establishment” in any country other than the United States, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

3.11 Employee Benefit Plans.

3.11.1 List of Plans. Schedule 3.11 hereto contains a correct and complete list of each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other material employment, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including, without limitation, any collective bargaining agreement) (i) that is currently maintained, administered, contributed to or required to be contributed to by Athena (ii) to which Athena is a party or has any Liability or (iii) that covers any current or former officer, director, employee or independent contractor (or any of their dependents) of Athena (collectively, the “Athena Plans”). Athena has made available to Parent (i) accurate and complete copies of all Athena Plan documents currently in effect or with respect to which Athena has any Liability (and, in the absence of such documents, written descriptions) and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said Athena Plans, (ii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Athena Plans for which financial statements or actuarial reports are required or have been prepared, and (iii) accurate and complete copies of all available annual reports and summary annual reports for all Athena Plans (for which annual reports are required). Athena has also made available to Parent complete copies of other current and material plan summaries, employee booklets, personnel manuals and other material documents or written materials (apart from routine forms and correspondence related to the Athena Plans) concerning the Athena Plans that are in possession of Holding, the Company or the Company Subsidiaries as of the date hereof. Except as provided on Schedule 3.11 hereto, Athena has never maintained and contributed to any “defined benefit plan” as defined in Section 3(35) of ERISA, nor do any of them have a current or contingent obligation to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA), or to any multiple employer plan within the meaning of ERISA Section 210 or Code Section 413(c), or any “multiple employer welfare arrangement,” as defined in ERISA Section 3(40).

3.11.2 Code Section 409A. Each Athena Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been, and will be until the Closing, operated in accordance with a “good faith, reasonable interpretation” of Section 409A of the Code, with the intent to avoid the adverse Tax consequences described therein. Neither the Company nor the Company Subsidiaries have any obligations to any employee, officer or director with respect to any Tax that may be imposed under Section 409A of the Code.

3.11.3 ERISA.

(a) No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Athena Plan that is subject to Title IV of ERISA. Neither Athena nor any ERISA Affiliate has incurred, or reasonably expects to incur prior to the Closing Date, a Liability (direct or indirect) under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

(b) With respect to all of the Athena Plans, Holding, the Company, and the Company Subsidiaries are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect and have in all material respects performed all obligations required to be performed by them. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Athena Plans have been timely filed or delivered. Except as set forth on Schedule 3.11 hereto, neither Athena nor any of its directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Athena Plans, has engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA which could subject the Company, Holding, the Company Subsidiaries or their directors or employees or the Athena Plans or the trusts relating thereto or any party dealing with any of the Athena Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. No fiduciary (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with either the administration or the assets of any Athena Plan that could reasonably be expected to result in a Liability to Athena. No event has occurred and no condition exists that would subject the Company or any of the Company Subsidiaries, by reason of the Company’s affiliation with any ERISA Affiliate to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Legal Requirement.

3.11.4 Plan Determinations. Each Athena Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify or has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code or a period of time remains to apply for such a determination. Copies of the current determination letters for each such Athena Plan have been delivered to Parent, and nothing has occurred since the date of such determination letters which is reasonably likely to cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any Athena Plan.

3.11.5 Funding. Except as set forth on Schedule 3.11 hereto:

(a) all material contributions, premiums or other payments by Athena due or required to be made under any Athena Plan prior to the date hereof have been made as of the date hereof or, if required by GAAP, are properly reflected on the Athena Financial Statements;

(b) there are no pending or, to the Knowledge of Seller, threatened audits, investigations, examinations, actions, liens, suits, or proceedings relating to any Athena Plan other than routine claims by Persons entitled to benefits thereunder, nor is any Athena Plan the subject of any pending (or, to the Knowledge of Seller, any threatened) investigation or audit by the Internal Revenue Service, Department of Labor, the Pension Benefit Guaranty Corporation or any other Person;

(c) no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Athena Plan;

(d) with respect to any Athena Plan that is qualified under Section 401(k) of the Code (including, without limitation, the Athena 401(k) Plan), individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which Athena could be subject to any material Liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. All employee contributions, including elective deferrals, to the Athena 401(k) Plan and any other Athena Plan have been segregated from Athena’s general assets and deposited into the trust established pursuant to such plan in a timely manner in all material respects in accordance with the regulations of the United States Department of Labor and other applicable Legal Requirement; and

(e) Athena has no Liability under Section 4069 of ERISA by reason of a transfer of an underfunded “defined benefit plan” (as defined in ERISA Section 3(35)).

3.11.6 Welfare Plans. With respect to any Athena Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”) and except as set forth on Schedule 3.11 hereto, (i) each Welfare Plan for which contributions are claimed by Athena as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Athena Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of state law applicable to employees of Athena. None of the Athena Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by COBRA, and neither the Company nor any Company Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by COBRA or a similarly applicable state statute and except for the continuation of health or welfare benefits to former employees or service providers through the end of the month in which they terminate service, or pursuant to post-termination severance arrangements. No Athena Plan or employment agreement provides health benefits that are not insured through an insurance contract other than a Code Section 125 Company Plan.

3.11.7 Effect of Transaction. Except as specifically set forth on Schedule 3.11 hereto, no employee or former employee of Holding, the Company or any Company Subsidiary or any other person will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) by Seller, the Company, any Company Subsidiary or, to the Knowledge of Seller, any other Person as a result of the Transaction, and there is no contract, plan or arrangement covering any employee or former employee of Holding, the Company or any Company Subsidiary or any other person that, individually or collectively, could reasonably be expected to give rise to a payment that would not be deductible to Parent, Athena by reason of Sections 280G of the Code.

3.11.8 Athena 401(k) Plans. No assets of the Athena 401(k) Plans are invested in partnerships or in non-publicly traded business entities.

3.12 Employment-Related Matters.

3.12.1 Labor Relations. Except to the extent set forth on Schedule 3.12 hereto: (a) Athena is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of Athena; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of Seller, threatened against or otherwise affecting Athena, and Athena has not experienced the same; (c) Athena has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has Athena planned or announced any such action or program for the future with respect to which Athena has any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from Athena before the date hereof have been paid or accrued as of the date hereof.

3.12.2 Employee List. Athena has heretofore delivered to Parent a list (the “Employee List”) dated as of the date of this Agreement containing the name of each person employed by Athena and each such employee’s position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. Since October 1, 2005, no third party has asserted any claim against Athena that either the continued employment by, or association with, Athena of any of the present officers or employees of, or consultants to, Athena contravenes any material agreements or laws applicable to unfair competition, trade secrets or proprietary information. To the Knowledge of Seller, no present officer or employee of, or consultant to, Athena has violated any material agreements or laws applicable to unfair competition, trade secrets or proprietary information.

3.12.3 No Foreign Employees. Except as set forth on Schedule 3.12 hereto, Athena does not employ, nor has in the past, employed individuals permanently located outside of the United States.

3.12.4 Employee Agreements. Except as set forth on Schedule 3.12 hereto, no employee, officer and consultant of Athena has executed an employment agreement or consultant agreement (as appropriate). To the Knowledge of Seller, except as set forth on Schedule 3.12 hereto, no current or former employee, officer or consultant of Athena is in violation in any material respect of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Athena or any previous employer.

3.12.5 Independent Contractors. Athena has complied in all material respects with all Legal Requirements applicable to employees, including but not limited to those relating to employment discrimination, disability rights or benefits, equal opportunity and other employee protections, such as those provided under the Federal Worker Adjustment Retraining and Notification Act, affirmative action, workers’ compensation, severance pay, labor relations, employee leave, wage and hour standards, occupational safety and health requirements, unemployment insurance and related matters, immigration and the classification of employees and independent contractors.

3.13 Environmental.

3.13.1 Environmental Laws. Except as set forth on Schedule 3.13 hereto, (a) Athena is and has been in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof (or, with respect to dates or times prior to the date hereof, the Environmental Laws then in effect); (b) Athena has not received any written communication that alleges that it is or was not in compliance with any applicable Environmental Laws in effect on the date hereof; (c) all Permits and other governmental authorizations currently held by Athena pursuant to Environmental Laws are in full force and effect, Athena is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by Athena for the conduct of its business on the date hereof; (d) to the Knowledge of Seller, such Permits will not be terminated or materially impaired or become terminable, in whole or in part, solely as a result of the Transactions; and (e) the management, handling, storage, transportation, treatment, and disposal by Athena of all Materials of Environmental Concern is and has been in compliance in all material respects with all applicable Environmental Laws.

3.13.2 Environmental Claims. Except as set forth on Schedule 3.13 hereto, there is no Environmental Claim pending or, to the Knowledge of Seller, threatened, against or involving Athena or against any Person whose liability for any Environmental Claim Athena has retained or assumed either contractually or by operation of law.

3.13.3 No Basis for Claims. To the Knowledge of Seller, there are no past or present actions or activities by Athena, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by Athena, in violation in any material respect of any Environmental Laws, including, without limitation, the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by Athena.

3.13.4 Disclosure of Information. Seller has made available to Parent all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern pertaining to Athena or any property or facility now or previously owned, leased or operated by Athena that are in the possession, custody, or control of Seller.

3.13.5 Encumbrances. No Encumbrance (other than Permitted Encumbrances) imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental Concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by Athena.

3.13.6 Limitations. Parent and Federal acknowledge that (i) the representations and warranties contained in this Section 3.13 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, any Environmental Claims, Materials of Environmental Concern, or with respect to any environmental, health or safety matter, including natural resources, related in any way to Athena or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

3.14 Broker. The Company has retained Jefferies Quarterdeck, a division of Jefferies & Company, Inc. (“Jefferies Quarterdeck”), whose fees and expenses as its investment advisor in connection with the Transaction shall be paid by the Company. Except for Jefferies Quarterdeck, Athena has not employed any broker, finder or investment banker or incurred any liability for investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Transactions.

3.15 Assets Other Than Real Property.

3.15.1 Title. Athena has good and valid title to all of the tangible assets shown on the Interim Balance Sheet, and such title is in each case free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) liabilities, obligations and Encumbrances reflected on the Interim Balance Sheet or otherwise in the Athena Financial Statements, (b) Permitted Encumbrances, and (c) Liabilities and Encumbrances set forth on Schedule 3.15 hereto. Each tangible asset of Athena that has a present value of $1,000.00 or more is listed on Schedule 3.15 hereto.

3.15.2 Inventory. Except as set forth on Schedule 3.15 hereto, the inventory reflected as inventory on Interim Balance Sheet contains no material amount of slow-moving or obsolete items that have not been reserved for on Interim Balance Sheet. The values at which such inventories are carried on Interim Balance Sheet reflect the normal inventory valuation policies of Athena and are carried in accordance with GAAP, consistently applied.

3.15.3 Accounts Receivable. Except as set forth on Schedule 3.15 hereto, all receivables shown on the Interim Balance Sheet and all receivables accrued by the Company since the date of the Interim Balance Sheet and through the date hereof, have been collected or are collectible in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the Interim Balance Sheet, any additional allowance in respect thereof has been established in a manner consistent with the allowance reflected in the Interim Balance Sheet.

3.15.4 Condition. All material equipment and personal property owned by Athena and regularly used in its business are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is not material to Athena and does not affect Athena’s obligations to perform under this Agreement.

3.16 Real Property.

3.16.1 Real Property. Athena does not own any real property.

3.16.2 Leases. Schedule 3.16 hereto lists all Athena Leases. Complete copies of the Athena Leases, and all material amendments thereto (which are identified on Schedule 3.16 hereto), have been made available by Seller to Parent. The Athena Leases grant leasehold interests free and clear of all Encumbrances (except for Permitted Encumbrances), and no Encumbrances (except for Permitted Encumbrances) have been granted by or caused by the actions of Athena. The Athena Leases are in full force and effect and are binding and enforceable against each of the Parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.16 hereto, neither Athena nor, to the Knowledge of Seller, any other party to an Athena Lease, has committed a material breach or default under any Athena Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a material breach or default. Schedule 3.16 hereto correctly identifies each Athena Lease the provisions of which would be materially and adversely affected by the Transaction and each Athena Lease that requires the consent of any third party in connection with the Transaction. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any Athena Lease remains to be paid for or to be performed by Athena. Except as set forth on Schedule 3.16 hereto, no Athena Lease has an unexpired term which including any renewal or extensions of such term provided for in such Athena Lease could exceed ten years.

3.16.3 Condition. All buildings, structures, leasehold improvements and fixtures, or parts thereof, used by Athena under an Athena lease are in good operating condition and repair, ordinary wear and tear excepted.

3.17 Agreements, Contracts and Commitments.

3.17.1 Agreements. Except as set forth on Schedule 3.17 hereto or any other Schedule hereto, Athena is not a party to:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment or consulting agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by Athena), other than a standard form of employment agreement, a copy of which has been provided to Parent;

(c) any agreement of guarantee or indemnification in an amount that is material to Athena taken as a whole;

(d) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Athena to compete with any Person in any geographic area or to engage in any line of business;

(e) any lease, other than the Athena Leases under which Athena is lessee, that involves, in the aggregate, payments of $50,000 or more per annum or is material to the conduct of the business of Athena;

(f) any joint venture or profit-sharing agreement (other than with employees);

(g) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to Athena or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $50,000 or more;

(h) any license agreement, either as licensor or licensee, involving payments (including past payments) of $50,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(i) any agreement granting exclusive rights to, or providing for the sale and transfer of, all or any material portion of the Athena Proprietary Rights;

(j) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of Athena;

(k) any agreement for the sale by Athena of materials, products, services or supplies that involves future payments to Athena of more than $50,000;

(l) any agreement for the purchase by Athena of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by Athena to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon less than three months’ notice or (ii) was not entered into in the ordinary course of business;

(m) any agreement or arrangement with any third party for such third party to develop any intellectual property or other material asset currently expected to be used or currently used or useful in the business of Athena;

(n) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by Athena that involves future payments by Athena of more than $50,000;

(o) any agreement or commitment to which present or former directors, officers or Affiliates of Athena, or directors or officers of any Affiliate of any of the foregoing, are also parties;

(p) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by Athena of more than $50,000, other than the Athena Leases;

(q) any agreement that provides for any continuing or future obligation of Athena, actual or contingent, including but not limited to any continuing representation or warranty or any indemnification obligation in each case that arose in connection with the disposition of any material business or assets of Athena; or

(r) any agreement awarded under the 8(a) Business Development Program or the Small Disadvantaged Business Certification Program.

3.17.2 Validity. Except as set forth on Schedule 3.17 hereto, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17 hereto are valid and in full force and effect; neither Athena nor, to the Knowledge of Seller, any other party thereto, has breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have an Athena Material Adverse Effect or have been cured or waived.

3.17.3 Third-Party Consents. Schedule 3.17 hereto identifies each contract and other document set forth on Schedule 3.17 hereto that requires the consent of the other party thereto in connection with the Transaction, except for consents which, if not obtained, could not reasonably be expected to have an Athena Material Adverse Effect.

3.18 Intellectual Property.

3.18.1 Right to Intellectual Property. Except as set forth on Schedule 3.18 hereto, Athena owns, or has sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are material to and used in the business of Athena as currently conducted (to the extent owned by the Athena, the “Athena Proprietary Rights”). The Commercial Software used in the business of Athena in each case has been acquired and used by Athena on the basis of and in accordance with a valid license from the manufacturer or a dealer authorized to distribute such Commercial Software. To the Knowledge of Seller, Athena has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.18.2 No Conflict.

(a) Set forth on Schedule 3.18 hereto is a complete list of all registered patents, registered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in Athena Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Athena Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Set forth on Schedule 3.18 hereto is a complete list of all domain names owned by Athena, which list includes all domain names used by Athena in its business and respective registrars.

(b) Set forth on Schedule 3.18 hereto is a complete list of all material licenses, sublicenses and other agreements as to which Athena is a party and pursuant to which Athena or any other Person is authorized to use any Athena Proprietary Right or trade secrets material to the business of Athena; such schedule includes the identity of all parties to such licenses, sublicenses and other agreements. Athena is not in material violation of any license, sublicense or agreement described on such list. Except as disclosed Schedule 3.18 hereto, the execution and delivery of this Agreement by Athena, and the consummation of the Transaction, will neither cause Athena to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement (other than in each case as would not reasonably be expected to result in an Athena Material Adverse Effect).

(c) Except as set forth on Schedule 3.18 hereto, Athena is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any and all Encumbrances, other than Permitted Encumbrances) all rights included among the Athena Proprietary Rights, and Athena has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Athena Proprietary Rights are being used or might reasonably be used. No claims with respect to Athena Proprietary Rights have been asserted in writing or, to the Knowledge of Seller, are threatened by any Person (a) to the effect that the manufacture, sale, licensing or use of any of the products of Athena as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by Athena infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (b) against the use by Athena of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Athena’s business as currently conducted, or (c) challenging the ownership by Athena, or the validity or effectiveness, of any of Athena Proprietary Rights.

(d) To the Knowledge of Seller, there is no material unauthorized use, infringement or misappropriation of any of Athena Proprietary Rights by any third party, including any employee or former employee of Athena. No Athena Proprietary Right is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use, licensing or transfer thereof by Athena. Athena’s documentation contains copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Athena Proprietary Rights.

3.19 Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity in force at the date hereof with respect to Athena. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the “Athena Insurance Contracts”) insure against such risks, and are in such amounts, as are required by Legal Requirement or are appropriate and reasonable considering Athena’s property, business and operations. All of the Athena Insurance Contracts are in full force and effect, with no default thereunder by Athena which could permit the insurer to deny payment of claims thereunder. All premiums due and payable thereon have been paid and Athena has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under any of the Athena Insurance Contracts will not be available in the future on substantially the same terms as now in effect. Athena has not received or given a notice of cancellation with respect to any of the Athena Insurance Contracts.

3.20 Banking Relationships. Schedule 3.20 hereto shows the name, location and respective account number of each account, line of credit, or safe deposit box that Athena has with any bank or trust company and the names of all Persons authorized to draw thereon or to have access thereto.

3.21 No Contingent Liabilities. The Company has no contingent or conditional liabilities or obligations of any kind arising from or relating to its acquisition of a Company Subsidiary or material line of business.

3.22 Absence of Certain Relationships. Except as set forth on Schedule 3.22 hereto, none of (a) Athena, (b) any executive officer of Athena or any member of such Person’s immediate family, or (c) Seller, has any financial or employment interest in any subcontractor, supplier, or customer of Athena (other than holdings in publicly held companies of less than two percent (2%) of the outstanding capital stock of any such publicly held company).

3.23 Foreign Corrupt Practices and Bribes. Neither Holding, nor the Company, nor any Company Subsidiary has directly or, to the Knowledge of Seller, indirectly taken any action which would cause Athena to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. Neither Holding, nor the Company, nor any Company Subsidiary has directly or, to the Knowledge of Seller, indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Athena or any Affiliate of Athena, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Athena.

3.24 Government Contracts.

3.24.1 Generally.

(a) Schedule 3.24.1(a) hereto lists and identifies each Athena engagement and contract, which in either case is a Government Contract on which final payment has not been made(each, “Athena Government Contract”), identified, to the extent not prohibited under the terms of such Government Contract or applicable Legal Requirement, by (i) contract name, (ii) customer, (iii) customer’s contract or order number, (iv) date of award, (v) period of performance, (vi) Company’s internal project code number, (vii) contract type (e.g., firm fixed price, cost reimbursable, time and material), and (viii) contract revenue from inception to July 31, 2007 (true and complete copies of which, including all modifications and amendments thereto, have been made available to Federal).

(b) Schedule 3.24.1(b) hereto lists and identifies each outstanding bid, proposal, offer or quotation made by Athena or by a contractor team or joint venture, in which Athena is participating, that, if accepted, would lead to a Government Contract (each, a “Bid”), identified, to the extent not prohibited under the terms of such Bid or applicable Legal Requirement, by (i) the Person to whom such Bid was made, (ii) the date submitted, (iii) the subject matter of such Bid, (iv) the anticipated award date, (v) the estimated period of performance, (vi) the estimated value based upon such Bid and (vii) whether any such Bid is dependent, in whole or in part, on the “small business” or other preferred status of Athena under any applicable Legal Requirement (true and complete copies of which, including all modifications and amendments thereto, have been made available to Federal).

(c) Schedule 3.24.1(c) hereto lists and separately identifies each Athena Government Contract under which Athena currently is experiencing a cost, schedule, technical or quality problem, except for routine cost verification inquiries and related payment delays in the ordinary course of business.

(d) Except as set forth on Schedule 3.24.1(d) hereto, no Athena Government Contract was awarded pursuant to the Small Business Innovative Research (“SBIR”) program or any set-aside program (small business, small disadvantaged business, 8(a), woman owned business, etc.) or as a result of Athena’s “small business” or other preferred status under any applicable Legal Requirement.

3.24.2 Bids and Awards. To the Knowledge of Seller, each Athena Government Contract has been legally awarded, and no Athena Government Contract (or, where applicable, the prime contract with the United States Government under which such Athena Government Contract was awarded) is the subject of bid or award protest proceedings. No facts exist that could give rise to a material claim for price adjustment under any Athena Government Contract under the Truth in Negotiations Act.

3.24.3 Compliance with Law and Regulation and Contractual Terms; Inspection and Certification. Athena has complied with all statutory and regulatory requirements pertaining to the Athena Government Contracts, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles and the Cost Accounting Standards. Athena has complied with all material terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Athena Government Contracts, whether incorporated expressly, by reference or by operation of law. All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of Athena in connection with any Athena Government Contracts and its quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of their submission. Athena has complied with all applicable representations, certifications and disclosure requirements under all Athena Government Contracts and each of its quotations, bids and proposals for Government Contracts. Athena has developed and implemented a government contracts compliance program which includes corporate policies and procedures designed to ensure compliance with applicable government procurement statutes, regulations and contract requirements. No facts exist which could reasonably be expected to give rise to liability to Athena under the False Claims Act. Except as described on Schedule 3.24.3 hereto, Athena has not undergone and is not undergoing any audit (other than routine DCAA audits), review, inspection, investigation, survey or examination of records relating to any Athena Government Contract. Athena has made available to Parent the results of any audit, review, inspection, investigation, survey or examination of records described on Schedule 3.24.3 hereto. Athena’s cost accounting, purchasing, inventory and quality control systems are in compliance with all applicable government procurement statutes and regulations and with the requirements of the Athena Government Contracts.

3.24.4 Within the Scope. Except as specifically set forth on Schedule 3.24.4 hereto,

(a) Athena is not a party, and since October 1, 2005, has not been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Governmental Entity under such task order or delivery order are different from those described in the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order was issued;

(b) Athena has not sold, any goods or services to any Governmental Entity that are, or were, different from those described in the statement of work of a Government Contract pursuant to which the goods or services were delivered to the Governmental Entity; and

(c) to the Knowledge of Seller, there has been no allegation, charge, finding, investigation or report (internal or external to Athena) to the effect that Athena has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (a) above, or sold goods or services to a Governmental Entity under the circumstances described in clause (b) above.

3.24.5 Credentials. Unless waived by a Governmental Entity under an Athena Government Contract, to the Knowledge of Seller, each Athena employee performing services related to such Athena Government Contract possessed (during the time of such performance) all of the required credentials (e.g., education and experience) specified in or required by such Athena Government Contract.

3.24.6 Disputes, Claims and Litigation. Except as described on Schedule 3.24.6 hereto, to the Knowledge of Seller, there are neither any outstanding claims or disputes against Athena relating to any Athena Government Contract nor any facts or allegations that could reasonably be expected to give rise to such a claim or dispute in the future. Except as described on Schedule 3.24.6 hereto, there are neither any outstanding claims or disputes relating to any Athena Government Contract which, if resolved unfavorably to Athena, would increase Athena’s cost to complete performance of such Government Contract above the amounts set forth in the estimates to complete previously prepared by Athena and delivered to Parent for each Athena Government Contract, nor, to the Knowledge of Seller, any reasonably foreseeable expenditures which would increase the cost to complete performance of any Athena Government Contract above the amounts set forth in the estimates to complete described above. Athena has not been and is not now, to the Knowledge of Seller, under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other misconduct relating to any Athena Government Contract or quotations, bids and proposals for Government Contracts, and there is no basis for any such investigation or indictment. Athena has not been, and is not now, a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Athena Government Contract or quotations, bids and proposals for Government Contracts, and there is no basis for any such proceeding. Except as described on Schedule 3.24.6 hereto, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business), or set off, amounts of money otherwise acknowledged to be due to Athena under any Athena Government Contract.

3.24.7 DCAA Audits. Since October 1, 2005, Athena has not been audited by the Defense Contract Audit Agency. Athena has not had any adjustments arising out of audits by the Defense Contracting Audit Agency. Except in connection with routine cost verification inquiries in the ordinary course of business and as described on Schedule 3.24.7 hereto, neither the United States Government nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any costs claimed by Athena under any Athena Government Contract, and, to the Knowledge of Seller, there is no fact or occurrence that could be a basis for disallowing any such costs. The reserves established by Athena with respect to possible adjustments to the indirect and direct costs incurred by Athena on any Athena Government Contract are reasonable and are adequate to cover any potential adjustments resulting from audits of any such Government Contract.

3.24.8 Sanctions. Neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified Athena in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification. Athena has not received any show cause, cure, deficiency, default or similar notices in writing relating to any Athena Government Contract. Neither Athena nor any stockholder, director, officer, executive, employee, or, to the Knowledge of Seller, any consultant or Affiliate of Athena has been or is now suspended, debarred, or proposed for suspension or debarment from government contracting, and to the Knowledge of Seller, no facts exist which would reasonably be expected to give rise to such suspension or debarment, or proposed suspension or debarment. No determination of non-responsibility has ever been issued against Athena with respect to any quotation, bid or proposal for a Government Contract. Athena has put in place and continuously maintained the standards of conduct and internal control systems designed to prevent misconduct and has developed, implemented and maintained a comprehensive compliance program, in each case as described in that certain letter dated May 4, 2006, from Veritas Capital to the Procurement Fraud Branch of the U.S. Army Legal Services Agency.

3.24.9 Terminations. Except as described on Schedule 3.24.9 hereto, no Athena Government Contract has been terminated for default within 24 months prior to the date of this Agreement. Except as described on Schedule 3.24.9 hereto, Athena has not received any notice in writing, terminating or indicating an intent to terminate any Athena Government Contract for convenience.

3.24.10 Assignments. Except as described on Schedule 3.24.10 hereto, Athena has not made any assignment of any Athena Government Contract or of any interest in any Athena Government Contract to any Person. Except as described on Schedule 3.24.10 hereto, Athena has not entered into any financing arrangements with respect to the performance of any Athena Government Contract.

3.24.11 Property. Athena is in compliance with all applicable Legal Requirements with respect to the possession and maintenance of all government furnished property (as defined in the FAR at Section 45.101, et seq., as applicable).

3.24.12 National Security Obligations. Except to the extent prohibited by applicable Legal Requirements, Schedule 3.24.12 hereto sets forth all facility security clearances held by Athena. To the Knowledge of Seller, there is no existing information, fact, condition or circumstance that would cause Athena to lose its facility security clearances. Athena is in material compliance with all applicable Legal Requirements regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

3.24.13 No Contingent Fees. No facts, events or other circumstances exist that violates or otherwise constitutes a basis on which the United States Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any Athena Government Contract, or 10 U.S.C. § 2506, 41 U.S.C. § 254 or FAR 52.303-5.

3.24.14 Certain Inactive Contracts. Schedule 3.24.14 hereto lists every inactive Athena Government Contract that is not closed out as of the date of this Agreement. Athena does not have any material Liabilities under any inactive Athena Government Contract that is not closed out as of the date of this Agreement.

3.24.15 “At Risk” Work. Except as set forth on Schedule 3.24.15 hereto, Athena has not begun performance of any anticipated Government Contract or any anticipated option exercise or modification of any Athena Government Contract prior to award, option exercise or modification or made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the U.S. Government’s liability on any Athena Government Contract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

3.24.16 Multiple Award Schedules.

(a) With respect to each multiple award schedule Athena Government Contract, Schedule 3.24.16(a) hereto identifies the basis of award customer (or category of customers) and the United States Government’s price or discount relationship to the identified basis of award customer (or category of customers) agreed to by the United State General Services Administration and Athena at time of award or pricing of such Athena Government Contract.

(b) Schedule 3.24.16(b) hereto sets forth a description of the processes that Athena has implemented to track sales to the basis of award customer (or category of customer) to assure compliance with the Price Reductions clause in each multiple award schedule Athena Government Contract. There are no facts or circumstances that could reasonably be expected to result in a demand by the United States Government for a refund based upon Athena’s failure to comply with the Price Reductions clause.

3.24.17 Organizational Conflicts of Interest. Except as set forth on Schedule 3.24.17 hereto, to the Knowledge of Seller, since October 1, 2005, Athena has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any procurement by the U.S. Government an “organizational conflict of interest,” as defined in FAR 9.501, for Athena.

3.25 Export Compliance. Except as listed on Schedule 3.25 hereto, Athena is in compliance with all U.S. export control Legal Requirements, including but not limited to U.S. Department of State International Trafficking in Arm Regulations, U.S. Department of Commerce Export Administration Regulations, US/Canada Joint Certification Program and U.S. Customs Legal Requirements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

REGARDING SELLER, THE TRANSACTION AND TITLE TO THE HOLDING

SHARE

Seller represents and warrants to Parent as follows:

4.1 Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority; Noncontravention.

4.2.1 Authority. Seller has all requisite limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validity authorized by all necessary limited liability company action required on the part of Seller. No other limited liability company acts or proceedings on the part of Seller are necessary to authorize this Agreement or the Transaction, and this Agreement constitutes the valid and legally binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity.

4.2.2 Consents. Except for applicable requirements of the HSR Act, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Seller of the Transactions.

4.2.3 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the Transaction, nor compliance by Seller with any of the provisions hereof will: (i) violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Certificate of Formation or the Amended and Restated Limited Liability Company Operating Agreement of Seller or under any of the terms, conditions or provisions of any contract, agreement or instrument to which Seller is a party or by which Seller or its respective properties or assets may be bound, or (ii) violate any Legal Requirement applicable to Seller or any of its respective properties and assets.

4.3 Title to Holding Share. Seller owns, beneficially and of record, and has good and marketable title to the Holding Share. The Holding Share is free and clear of all Encumbrances, and is validly issued, fully paid and nonassessable, and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Holding Share.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Seller, Holding and the Company as follows:

5.1 Corporate Status of Parent and Federal. Each of Parent and Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

5.2 Authority for Agreement; Noncontravention.

5.2.1 Authority of Parent. Each of Parent and Federal has the corporate power and authority to enter into this Agreement and to consummate the Transaction to the extent of their obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction, to the extent of Parent’s and Federal’s obligations hereunder, have been duly and validly authorized by the boards of directors of Parent and Federal, and no other corporate proceedings on the part of Parent or Federal are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transaction to the extent of Parent’s and Federal’s obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by Parent or Federal have been duly executed and delivered by Parent and/or Federal, as the case may be, and constitute valid and binding obligations of Parent and/or Federal, as the case may be, enforceable against Parent and/or Federal in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

5.2.2 No Conflict. Neither the execution and delivery of this Agreement by Parent or Federal, nor the performance by Parent or Federal of its obligations hereunder and the agreements referenced herein, nor the consummation by Parent or Federal of the Transaction will (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or by-laws of either Parent or Federal, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal or any of Parent’s other subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Federal or the consummation by Parent or Federal of the Transaction, except for the applicable requirements of the HSR Act and such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the financial condition, business, operations, assets, properties, results of operations or prospects of Parent or Federal.

5.2.3 Financing. Parent and Federal have available, and on the Closing Date will have available, sufficient, immediately available funds to enable Parent and Federal to pay the Purchase Price and all of its fees and expenses related to the Transaction, and Federal’s ability to consummate the Transaction is not contingent on raising any equity capital, obtaining debt financing therefor or consent of any lender.

5.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Parent or Federal.

5.4 Securities Laws. Federal is purchasing the Holding Share for purposes of investment only, for its own account, not with a view to public distribution or resale thereof, in whole or in part.

5.5 Parent’s and Federal’s Due Diligence. Parent acknowledges that, except for the matters that are expressly covered by the provisions of the Agreement, each of Parent and Federal is relying on its own investigation and analysis in entering into this Agreement and the Transaction. Each of Parent and Federal is an informed and sophisticated participant in the Transaction this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary with the execution, delivery and performance of this Agreement. Parent acknowledges that it is purchasing the Holding Share without any representation or warranty, express or implied, by Seller, Holding or the Company, except as expressly set forth in this Agreement.

ARTICLE 6

OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING

6.1 Ordinary Course. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, except as contemplated by this Agreement and the Transaction and as set forth on Schedule 6.1 hereto, Athena shall (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all Commercially Reasonable Efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that Athena’s goodwill and ongoing business shall be unimpaired at the Closing Date, and (b) promptly notify Parent of any event or occurrence which will have or could reasonably be expected to have an Athena Material Adverse Effect.

6.2 Actions Requiring Parent’s Consent. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Athena shall not, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), except as contemplated by this Agreement and the Transaction and as set forth on Schedule 6.1 hereto:

(a) amend its charter documents or by-laws;

(b) declare or pay any dividends or distributions on its outstanding shares of capital stock or purchase, redeem or otherwise acquire for consideration any shares of its capital stock or other securities except in accordance with agreements existing as of the date hereof;

(c) issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock;

(d) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or Liability, except obligations and Liabilities incurred in the ordinary course of business consistent with past practices;

(e) pay, discharge or satisfy any Liability in excess of $100,000 (in any one case) or $200,000 (in the aggregate), other than the payment, discharge or satisfaction (i) of Expenses, (ii) in the ordinary course of business of Liabilities reflected on or reserved against in the Athena Balance Sheet, or incurred since the date of the Athena Balance Sheet in the ordinary course of business consistent with past practices or(iii) in connection with the Transaction;

(f) except as required by applicable law, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of Athena, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any material equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of Athena, except in the ordinary course of business consistent with past practices;

(i) except to the extent required by applicable Legal Requirement or any Athena Plan, increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent (5%) of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons and other payments or increases in benefits required by applicable Legal Requirements, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j) dispose of, permit to lapse, or otherwise fail to preserve its rights to use the Athena Proprietary Rights or enter into any settlement regarding the breach or infringement of, all or any part of the Athena Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have an Athena Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any material part of the Athena Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or would have a material adverse impact on Athena’s ability to consummate the Transaction or that would have an Athena Material Adverse Effect;

(m) amend in any material respect any agreement to which it is a party, the amendment of which would have an Athena Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $100,000 or (ii) the waiver, release, transfer or lapse of which would have an Athena Material Adverse Effect;

(o) make or change any Tax election, change an annual accounting period for Tax purposes, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement under Code Section 7121, settle any claim or assessment relating to Taxes of Athena or any of its Subsidiaries, surrender any right to claim a refund of Taxes paid by Athena or any of its Subsidiaries, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Athena or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Athena or any of its Subsidiaries for any taxable period ending after the Closing Date or decreasing any Tax attribute of Athena or any of its Subsidiaries existing on the Closing Date;

(p) make any change in any method of accounting or accounting practice other than changes required to be made by applicable Legal Requirements or in order that Athena’s financial statements comply with GAAP; or

(q) agree, whether in writing or otherwise, to take any action described in this Section 6.1.

ARTICLE 7

ADDITIONAL AGREEMENTS AND ACKNOWLEDGMENTS

7.1 Expenses.

7.1.1 General. Except as provided in this Section 7.1, each Party hereto shall be responsible for its own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants (“Expenses”).

7.1.2 Certain Expenses. At or prior to the Closing, Seller will pay, or cause the Company to pay, all fees and expenses of Jefferies Quarterdeck and Schulte Roth & Zabel LLP. At the Closing, unless previously paid by Athena or Seller, Federal shall pay on behalf of Athena, or provide funds to Athena sufficient for Athena to pay in the event Athena is unable to pay, the then unpaid fees, if any, as designated in writing by Seller to Parent of, which unpaid amounts that are paid or funded by Federal shall reduce the Purchase Price and the Direct Payment due to Seller at the Closing pursuant to Section 2.2.

7.1.3 HSR Filing Fee. Parent and Athena shall share equally any filing fees related to Antitrust Filings as defined in Section 7.8. Athena’s share of such filing fees shall reduce the Purchase Price and the Direct Payment due to Seller at the Closing pursuant to Section 2.2.

7.1.4 Uncovered Expenses. Athena, Seller and Federal shall ensure that either:

(a) any Expenses incurred by Athena are paid at or before the Closing (whether by Athena, by Seller or by Federal on behalf of Athena pursuant to Section 7.1.2) so that such Expenses do not continue to be or do not become the Liability of Athena after the Closing, or

(b) provision is made for any Liability for such Expenses on Athena’s books for payment after the Closing (it being understood that in such event such Liability shall be reflected as a liability on the Final Closing Balance Sheet for purposes of computing the Net Assets Adjustment).

7.2 Indemnification.

7.2.1 By Parent.

(a) Subject to Section 7.2.7, after the Closing, Parent and Federal shall jointly and severally protect, defend, indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (“Seller Indemnitees”) from and against any Loss that may be sustained, suffered or incurred by Seller Indemnitees, and that arose from (i) any breach by Parent or Federal of their respective representations and warranties, (ii) any breach by Parent or Federal of their respective covenants and obligations in or under this Agreement, (iii) Taxes described in Section 7.2.1(b), (iv) the occurrence of the Closing notwithstanding that any Special Consent was not obtained or delivered, or (v) any liabilities of Athena following the Closing other than those liabilities for which Seller have agreed to indemnify Parent pursuant to Section 7.2.2 of this Agreement.

(b) The obligations of Parent under Section 7.2.1(a) shall extend to (i) all Taxes with respect to taxable periods beginning after the Closing Date (including any Taxes with respect to transactions properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state, local or foreign law) and (ii) all Taxes (other than income Taxes) with respect to Straddle Periods to the extent that such Taxes are allocable to the period after Closing pursuant to Section 7.6.2.

7.2.2 By Seller.

(a) Subject to Sections 7.2.5, 7.2.6, 7.2.8 and 7.2.10, after the Closing, Seller shall protect, defend, indemnify and hold harmless Parent, Federal, Athena and their respective Affiliates, and their officers, directors, employees, agents, representatives, successors and assigns (“Parent Indemnitees”) from and against any Loss that may be sustained, suffered or incurred by Parent Indemnitees and that arose from (i) any breach by the Holding, the Company or Seller of their respective representations and warranties in this Agreement, (ii) any breach by Seller or Athena of their respective covenants and obligations in or under this Agreement, (iii) Taxes described in Section 7.2.2(b), to the extent such Taxes have not been accrued or otherwise reserved for on the Final Closing Balance Sheet and included in the calculation of the Net Assets Adjustment to the Purchase Price , (iv) Seller’s and Athena’s

Expenses in excess of the amounts required to be paid or funded by Federal pursuant to Section 7.1.2 or otherwise reflected in the Net Assets Adjustment to the Purchase Price pursuant to Section 7.1.3(b), (v) any bonus payments or change of control payments that are triggered solely by the Transaction or are set forth on Schedule 7.12 hereto (but in the case of clauses (iv) and (v) above, only if and to the extent such amounts are not paid by Athena at or prior to Closing, are not reflected in the Final Closing Balance Sheet and did not result in a downward adjustment or reduction of the Purchase Price pursuant to Sections 2.4, 7.1.2 or 7.11) and (vi) the matters described on Schedule 7.2.2 hereto; provided that, in each case, it is the intent of the Parties that all of the provisions of this Agreement shall be interpreted to avoid requiring Seller to pay (or suffer a reduction in the Purchase Price) twice for the same Liability.

(b) Subject to Section 7.2.6(a)(ii), the indemnity obligations of Seller under Section 7.2.2(a) with respect to Taxes shall be for (A) all Taxes of Athena with respect to taxable periods ending on or prior to the Closing Date and (B) all Taxes of Athena with respect to Straddle Periods to the extent that such Taxes are allocable to the period prior to Closing pursuant to Section 7.6.2. Such indemnity obligations shall be without regard to whether there was any breach of any representation or warranty under Article 3 with respect to such Tax or any disclosures that may have been made with respect to Article 3 or otherwise. The indemnification obligations under this Section 7.2.2(b) shall apply even if the additional Tax liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or period (or portion of a period) by Parent. Parent shall not cause or permit Athena to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (y) Seller consents in its sole discretion or (z) Parent obtains a legal opinion from counsel reasonably acceptable to Seller that such amendment is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by Seller). In the event of any conflict between the provisions of this Section 7.2.2(b) and any other provision of this Agreement, the provisions of this Section shall control.

7.2.3 Procedure for Third-Party Claims.

(a) If any claim or demand shall be asserted by a third party (other than audits or contests with taxing authorities relating to Taxes), in respect of which a Party (the “Indemnified Party”) proposes to demand indemnification by the other Party (or Parties) (the “Indemnifying Party”) under Sections 7.2.1 or 7.2.2, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such demand, setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimatible, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such third party claim or demand is prejudiced by the Indemnified Party’s failure to give such notice. The Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party). The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed) other than, after consultation with the Indemnified Party, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability for future acts or obligate the Indemnified Party with respect to activities of Athena without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(b) Except as provided herein, Parent shall have the right to control and make decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes payable by Athena, including selection of counsel and selection of a forum for such contest, unless such audit or proceeding reasonably may be anticipated to affect or create a liability for Taxes for which Seller is responsible, including by reason of the indemnity provided under Section 7.2.2, in which case, (i) Parent and its Affiliates, Athena, and Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) Seller shall have the right (but not the obligation) to participate in such audit or proceeding at Seller’s expense, directly and though counsel selected by Seller, each of whom shall be provided at Seller’s request with such authorization by Athena, under powers of attorney or otherwise, as is reasonably necessary to obtain relevant information from, and negotiate with, the relevant taxing authority in such audit or proceeding and otherwise fully participate directly in all aspects of such audit or proceeding, and (iii) Parent shall not enter into any agreement with the relevant taxing authority pertaining to issues involved in or the conduct of such audit or proceeding without the written consent of Seller, which consent shall not unreasonably be withheld, provided that Parent may, without the written consent of Seller, enter into such an agreement provided that Parent shall have agreed in writing by prior notice to Seller to accept responsibility and liability for the payment of all Tax liabilities arising directly or indirectly from such agreement and to forego any indemnification under this Agreement with respect to such Taxes, and otherwise to release Seller from and indemnify Seller against any liability in respect of such Taxes.

(c) Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to Athena, which may give rise to Liability of another Party hereto, shall promptly notify such other Party within ten (10) Business Days of the receipt of such notice. The Parties agree to consult with and keep each other informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations. To the extent any determination of Tax liability of Athena, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in any refund or credit of overpaid Taxes attributable to any taxable period (or portion thereof under the principles of Section 7.6.2) which ends on or before the Closing Date, Parent shall promptly pay the amount of such refund or credit that is received or applied for the benefit of Parent or its Affiliates along with any interest actually received or credited thereon to Seller, upon receipt thereof by Parent or its Affiliates, but only to the extent that such refund or credit is (i) not attributable to net operating loss or other carrybacks from taxable periods (or portions thereof) ending after the Closing Date, or (ii) is in excess of the portion of such refund reflected in the calculation of the Net Assets Adjustment to the Purchase Price.

(d) Any indemnity payment or payment of Tax by Seller as a result of any audit or contest shall be reduced by the correlative amount, if any, by which any Tax of Parent or its Affiliates is actually reduced for taxable periods or portions thereof ending after the Closing Date. All other refunds of Tax of Parent or its Affiliates for such taxable periods shall be the property of Parent.

(e) The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 7.2.3 including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.

7.2.4 Procedure for Direct Claims.

(a) Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”). The Indemnifying Party shall have a period of thirty (30) days from the date of receipt of such Direct Claim Notice (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice. If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, a second written notice asserting the Direct Claim shall promptly be delivered by the Indemnified Party to the Indemnifying Party (each a “Second Direct Claim Notice”). The Indemnifying Party shall have a period of fifteen (15) days from the date of receipt of such Second Direct Claim Notice (the “Second Direct Claim Notice Period”) within which to respond to a Second Direct Claim Notice. If the Indemnifying Party does not respond to the Second Direct Claim Notice in writing within the Second Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim. If the Indemnifying Party does respond in writing within the Direct Claim Notice Period or the Second Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all available remedies. To the extent that any Parent Indemnitee prevails in a Direct Claim (or Seller concedes, or otherwise does not timely respond to a Second Direct Claim Notice made by Parent), then the Direct Claim shall be satisfied from the Escrow (and the Escrow Agent shall pay to Parent from the Escrow the amount of the Direct Claim) in accordance with Section 7.2.10 and the terms of the Escrow Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, Seller Indemnitees and Parent Indemnitees shall each bear their own costs, including counsel fees and expenses, incurred in connection with Direct Claims against Parent and Seller, respectively, hereunder that are not based upon claims asserted by third parties.

7.2.5 Calculation of Amount of Claims and Losses. The amount of any claims or Loss subject to indemnification under Section 7.2.2 shall be calculated net of any amounts recovered by Parent or its Affiliates (including Athena after the Closing) under applicable insurance policies held by Parent or its Affiliates, and Parent agrees to make or cause to be made all reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder. The amount of any claims or Loss subject to indemnification under Section 7.2.2 shall be calculated net of any Tax benefits actually received by Parent or its Affiliates (including Athena after the Closing) resulting from the matter giving rise to the indemnification claim hereunder; provided, that, if a Tax benefit is not realized in the taxable period during which Seller makes an indemnification payment or a Parent Indemnitee incurs or pays any Loss, Parent shall thereafter make payments to Seller Indemnitees promptly after the end of each subsequent taxable period to reflect the net Tax benefits realized by Parent Indemnitees in each such subsequent taxable period in connection with such Loss. No indemnification shall be payable to any Parent Indemnitee for any Losses arising from, relating to or in connection with (i) any Liability set forth on or for which a reserve exists on the Final Closing Balance Sheet until, and solely to the extent that (and subject to the other limitations set forth in this Section 7.2) the amount of a specific Loss exceeds the amount of the specific Liability reserved therefor and (ii) the occurrence of the Closing notwithstanding any failure to obtain any Special Consent, and in each case Parent Indemnitees shall be deemed to have waived their rights to indemnification in respect thereof. Solely when determining the amount of Losses suffered as a result of any breach of any representation or warranty, but not for any other purpose (including, without limitation, the purpose of determining whether any such breach has occurred), any representation or warranty that is qualified by “material,” “material adverse effect” or the like, shall be deemed to be made or given without such qualification. In no event shall Losses include claims for consequential, punitive or incidental damages, including consequential damages for business interruption or lost profits.

7.2.6 Limitations on Rights of Parent Indemnitees.

(a) Notwithstanding anything to the contrary contained herein and subject to Section 7.2.6(b):

(i) the rights of Parent Indemnitees to indemnification by Seller for breaches of representations and warranties hereunder shall be subject to the limitation that Parent Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty by Holding, the Company or Seller unless all such claims exceed $250,000, in which event the indemnity provided for in this Section 7.2 shall be effective with respect to the total amount of such damages (including the first $250,000); and

(ii) Seller’s aggregate maximum Liability to Parent Indemnitees for all indemnification claims under this Section 7.2 shall not exceed $10,000,000, and all Losses for which Seller is required to indemnify Purchaser Indemnitees under this Section 7.2 shall be satisfied solely from the Escrow in accordance with the Section 7.2.10 and the terms of the Escrow Agreement.

(b) The limitation in Section 7.2.6(a)(i) shall not apply to claims based on breaches of representations and warranties set forth in Section 3.2 (Capital Stock), Section 3.10 (Taxes) and Section 4.3 (Title to Holding Share).

7.2.7 Limitations on Rights of Seller Indemnitees. Parent’s aggregate maximum Liability for all indemnification claims under this Section 7.2 shall not exceed $10,000,000.

7.2.8 Limitation on Rights Against Athena. Notwithstanding anything to the contrary, Parent, Federal and Seller each acknowledge and agree that they shall have no right to make a claim against Athena pursuant to any indemnity provision or agreement or otherwise with respect to claims of Parent Indemnitees pursuant to Section 7.2.2 that are resolved in favor of Parent Indemnitees.

7.2.9 Adjustment to Purchase Price. All indemnity payments made pursuant to this Section 7.2 or otherwise shall be treated for all Tax purposes as an adjustment to the Purchase Price, to the extent legally permissible to be so characterized.

7.2.10 Escrow. Pursuant to Section 2 and the Escrow Agreement, at the Closing, Parent shall deliver to the Escrow Agent the Escrow Payment, and the Escrow Agent shall set up an escrow account pursuant to the terms of the Escrow Agreement, to secure and serve as exclusive source of effecting payment and discharge of any indemnification obligations of Seller under this Section 7.2. Within ten (10) Business Days following the Survival Date, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, deliver to Seller an amount equal to the Escrow Distribution (as hereinafter defined), if any. For purposes of this Agreement, the term “Escrow Distribution” shall mean the aggregate balance remaining in Escrow on the Survival Date less the sum of the total of all then pending and unpaid indemnity claims by Parent Indemnitees. As any pending indemnity claims referenced in the previous sentence are resolved, the Escrow Agent, after making any required payments related to such claims, shall release and deliver to Seller any amounts remaining from the amounts reserved for the released claims. Amounts payable with respect to indemnity claims resolved in favor of Parent Indemnitees shall be satisfied exclusively from the funds held in Escrow and paid to an account designated by Parent. The Escrow Agent shall make all payments due to Seller pursuant to this Section 7.2.10 to an account designated by Seller. Any earnings on the funds in the Escrow, net of escrow expenses, shall be paid to Seller, and Seller shall be responsible for all Taxes on any such earnings.

7.2.11 Duty to Mitigate. Each Party hereto agrees to use Commercially Reasonable Efforts to mitigate any damages which form the basis of any claim for indemnification under this Section 7.2.

7.2.12 Exclusive Remedy. From and after the Closing, the sole recourse and exclusive remedy of Parent, Federal, Athena and Seller against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from the Transaction, shall be to assert a claim for indemnification under the indemnification provisions of Section 7.2, and each such Party waives all other remedies it may have from and after the Closing.

7.2.13 Subrogation. Except to the extent of any insurance policy which includes a waiver of subrogation, upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

7.2.14 Money Purchase Plan Indemnification Rights. Parent and Federal acknowledge and agree that the Company shall have the right to assign, at any time prior to the Closing, its indemnification rights under the IPA Purchase Agreement relating to the Money Purchase Plan to Seller or any Affiliate of Seller. Parent shall cause the Company to cooperate fully with Seller or such Affiliate of Seller in connection with any claim for indemnification Seller or such Affiliate of Seller may have against the IPA Sellers.

7.3 Access and Information. Athena shall afford to Parent, Federal, and to a reasonable number of their respective officers, employees, accountants, counsel and other authorized representatives full and complete access, upon reasonable advance telephone notice to Seller, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to Athena’s offices, properties, books and records, and Athena shall use Commercially Reasonable Efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties as Parent may from time to time reasonably request. Notwithstanding the foregoing, all visits to any office of Athena will be coordinated and conducted so as to not be disruptive to the operations of Athena and to preserve the confidentiality of the Transaction.

7.4 Public Disclosure. Except as otherwise required by Legal Requirement, from the date hereof through the Closing, no Party shall make or issue any press release or other public disclosure of information regarding the Transaction (including the existence of this Agreement) without the prior written consent of the other Parties. Following the Closing, no Party shall make or issue any press release or other public disclosure of information regarding the Transaction (including the existence of this Agreement) without affording the other Parties a reasonable opportunity to review and comment on any such press releases or other public disclosures prior to their dissemination.

7.5 Further Assurances.

7.5.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any Party, each of the Parties agrees to use its Commercially Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirement to cause the conditions set forth in Article 8 to be satisfied and to consummate and make effective this Agreement and the Transaction. In case at any time any further action, including, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use Commercially Reasonable Efforts to effectuate all required action.

7.5.2 Novation of Contracts. Each Party agrees to take all actions required to novate each Athena Government Contract that may require novation under its terms or under applicable Legal Requirement, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by FAR Part 42 to effect a novation of any Athena Government Contract. In particular and without limiting the generality of the foregoing, Seller shall continue to communicate with responsible officers of the United States Government from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation.

7.6 Certain Tax Matters.

7.6.1 Tax Periods Ending on or Before the Closing Date. Federal shall properly and accurately prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense and on a basis reasonably consistent with past practice of Athena, unless otherwise required by applicable Tax laws), all Tax Returns of Athena for taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date (the “Prior Period Returns”). Federal shall provide a draft copy of each such Prior Period Return to Seller for its review and approval at least 30 days prior to the due date for filing such return (or, if required to be filed within 30 days after the Closing or within 45 days after the end of the taxable period to which such Tax Return relates, as soon as possible following the Closing or the end of such taxable period, as the case may be). Seller shall provide its comments to Federal at least fifteen days prior to the due date of each such return and Federal shall make all changes requested by Seller in good faith (unless such changes (i) are contrary to applicable Legal Requirement, or (ii) are inconsistent with the prior practice of Athena and would have a material adverse effect on Federal or any of its Affiliates such as would cause a taxpayer responsible for payment of all Tax liabilities affected by such reporting position to not adopt such position). Federal shall timely pay or cause to be timely paid, all Taxes with respect to Athena shown to be due on each Prior Period Return. Federal shall determine the portion of such Taxes associated with the Prior Period Return for which Seller is responsible under Section 7.2.2 and shall provide Seller with a written determination of such amount. Unless Seller gives notice of disagreement with Federal’s determination within fifteen days prior to the due date of such return, Seller shall pay (as provided by Section 7.2.10) such amount to Federal within five (5) Business Days of the receipt of such determination, but in no event earlier than the day Federal is required to pay such Taxes to the relevant Governmental Entity. If Seller disagree with Federal’s determination and the Parties are unable to resolve such dispute within such five (5) Business Day period, the Parties shall submit the dispute to the Auditor for resolution in accordance with the procedures set forth in Section 2.4.3, and the decision of the Auditor shall be binding on both Parties, and any required indemnity payment consistent with such resolution shall be made as provided by Section 7.2.10.

7.6.2 Tax Periods Beginning Before and Ending After the Closing Date.

(a) Federal shall properly and accurately prepare or cause to be prepared, and file or cause to be filed, on a timely basis (in each case, at its sole cost and expense, and on a basis consistent with past practice of Athena), all Tax Returns of Athena that are required to be filed for taxable periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each a “Straddle Period”). Federal shall provide a draft copy of each such Straddle Period Tax Return to Seller for its review and approval at least 30 days prior to the due date for filing such return (or, if required to be filed within 30 days after the Closing or within 45 days after the end of the taxable period to which such Tax Return relates, as soon as possible following the Closing or the end of such taxable period, as the case may be). Seller shall provide its comments to Federal at least fifteen (15) days prior to the due date of each such return. Federal shall timely pay or cause to be timely paid, all Taxes of Athena shown to be due on each such Straddle Period Tax Return. Federal shall determine the portion of such Taxes associated with the Straddle Period Tax Return for which Seller is responsible under Section 7.2.2, in respect of the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”), and Section 7.6.2(b) and shall provide Seller with a written determination of such amount. Unless Seller gives notice of disagreement with Federal’s determination within fifteen days prior to the due date of such return, Seller shall pay (as provided by Section 7.2.10) such amount to Federal within five (5) Business Days of the receipt of such determination, but in no event earlier than the day Federal is required to pay such Taxes to the relevant Governmental Entity. If Seller disagree with Federal’s determination and the Parties are unable to resolve such dispute within such five (5) Business Day period, the Parties shall submit the dispute to the Auditor for resolution in accordance with the procedures set forth in Section 2.4.3, and the decision of the Auditor shall be binding on both Parties, and any required indemnity payment consistent with such resolution shall be made as provided by Section 7.2.10.

(b) For purposes of this Agreement:

(i) Federal and Athena shall, unless prohibited by applicable law, cause the taxable period of Athena to end as of the close of the Closing Date. Federal shall not permit Athena to take any actions after Closing on the Closing Date that are out of the ordinary course of business, except as contemplated by this Agreement or consented to by Seller.

(ii) In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of Athena. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of Athena.

(iii) In the case of any Taxes (other than gross receipts, income, or similar Taxes, but including periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that to the extent feasible, such Taxes shall be allocated to either the Pre-Closing Tax Period or the Post-Closing Tax Period on a basis of specific events or transactions that can be identified as occurring on or prior to the Closing Date (in which case Seller shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, Federal shall be responsible for any Taxes related thereto).

(c) Federal shall be responsible for (i) any and all Taxes with respect to the Pre-Closing Tax Period of any applicable Straddle Period to (but only to) the extent such Taxes have been accrued or otherwise reserved for on the Closing Balance Sheet and included in the calculation of Net Assets Adjustment to the Purchase Price and (ii) any Taxes with respect to the Post-Closing Tax Period of the Straddle Periods.

7.6.3 Cooperation on Tax Matters.

(a) Parent, Federal, Athena and Seller shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and provision of authorization to deal with taxing authorities on behalf of Athena and filing of amended Tax Returns with respect to Athena as reasonably appropriate as a defense against or collateral adjustment arising from any assertion of Tax liability against Athena by a taxing authority. Athena and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to Athena relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Federal or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority of which such Party has notice, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Athena or Seller, as the case may be, shall allow the other to take possession of such books and records.

(b) Federal and Seller further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

(c) Federal and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

7.6.4 Tax Sharing Agreements. All of Athena’s obligations under all Tax Sharing Agreements or similar agreements with respect to or involving Athena shall be terminated as of the Closing Date, such that after the Closing Date, Athena shall not be bound thereby or have any liability under such obligations.

7.6.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees imposed on Athena or Seller by reason of the transfer of the Holding Share (including any penalties and interest) incurred in connection with this Agreement (including any transfer or similar tax imposed by any governmental authority), shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Federal will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.6.6 Indemnification and Tax Contests. Federal’s and Seller’s indemnification obligations with respect to the covenants in this Section 7.6 together with the procedures to be observed in connection with any indemnity claim relating to Taxes shall be governed by Section 7.2.

7.7 Resignations. Each officer and member of the board of directors of Holding, the Company and each Company Subsidiary shall resign as an officer and director of Holding, the Company and each Company Subsidiary, as applicable, effective as of the Closing Date.

7.8 Antitrust Filings. As promptly as practicable after the execution of this Agreement (but not later than five (5) Business Days thereafter), Athena and Parent will prepare and file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the Transaction as required by the HSR Act (with a request for early termination of the waiting period under the HSR Act), as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the Parties (the “Antitrust Filings”). Each of Athena and Parent will notify the other promptly upon the receipt of any comments from any government officials in connection with any Antitrust Filing made pursuant hereto and of any request by any government officials for amendments or supplements to the Antitrust Filings or for additional information and will supply the other with copies of all correspondence between such Party or any of its representatives and the government officials, with respect to any Antitrust Filing.

7.9 Supplemental Schedules. The Schedules are attached to this Agreement as of the execution of this Agreement. On or prior to two (2) Business Days before the Closing, Athena will provide to Parent replacement Schedules, updated and revised as necessary from the version attached as of the execution of this Agreement, excluding any Schedules that are made with respect to specific dates, which are not required to be updated. No update or revision to any part of the Schedules pursuant to this Section 7.9 shall (i) be deemed to cure any breach of any representation or warranty or (ii) constitute a waiver by Parent of any condition set forth in this Agreement, unless, in either case, Parent specifically agrees thereto in writing.

7.10 Confidentiality.

7.10.1 Parent’s Obligations. Parent will require its employees, agents, affiliates, consultants, representatives and advisors to hold any information that it or they receive, observe or otherwise come into the possession of in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of that certain confidentiality letter agreement, dated July 9, 2007, between Jefferies Quarterdeck as agent-in-fact for Athena and Parent (the “Confidentiality Agreement”).

7.10.2 Seller’s Post-Closing Obligation. From and after the Closing, except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, Seller shall, and shall use Commercially Reasonable Efforts to cause its Affiliates, officers, directors, employees, agents, representatives, successors and assigns, as applicable to, (a) maintain the confidentiality of, (b) not use in any way that would reasonably be expected to be adverse to, or have an adverse effect on, Parent or Athena, and (c) not divulge, to any Person (other than their representatives and advisors) all confidential or proprietary information of Athena or Parent, except with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned) or except as may reasonably be necessary in connection with the performance, enforcement and/or defense of any indemnification obligations under this Agreement, to perform or enforce any covenants under this Agreement, or except as may be required by Legal Requirement; provided, however, that the foregoing limitations shall not apply to information that (i) otherwise becomes lawfully available to Seller or its Affiliates, officers, directors, employees, agents, representatives, successors and assigns after the Closing Date on a non-confidential basis from a third party who, to the Knowledge of Seller, is not under an obligation of confidentiality to Parent or Athena or (ii) is or becomes generally available to the public without breach of this Agreement by Seller or its Affiliates, officers, directors, employees, agents and representatives.

7.11 Termination of 401(k) Plans. Seller shall cause the Company and each Company Subsidiary shall terminate the Athena 401(k) Plans (and, if not previously terminated, the Money Purchase Plan) as of the Closing Date immediately prior to the Closing, by resolutions adopted by the board of directors of the applicable entity. Said terminations shall provide that all participants in the Athena 401(k) Plans shall be fully vested in their account balances under the applicable plan.

7.12 Severance, Merit, Signing and Retention Bonus Payments. At or prior to the Closing, Seller will pay, or cause the Company to pay, Michael J. Woods and Wayne A. Wilkinson the severance and other payments such Persons are entitled to under their employment agreements with the Company as well as all merit and signing bonuses payable to employees of Athena as set forth on Exhibit A to Schedule 3.7 hereto. At the Closing, unless previously paid by Seller or the Company, Federal shall pay on behalf of Seller or the Company, or provide funds to the Company sufficient to pay in the event the Company is unable to pay, the then unpaid merit and signing bonuses, as designated in writing by Seller, which amounts paid or funded by Federal shall reduce the Purchase Price and the Direct Payment due to Seller at the Closing pursuant to Section 2.2. After the Closing, Federal shall pay, or cause the Company to pay, when due, the retention bonus payable to Brian G. Page as well as the bonuses payable to employees under Athena’s retention bonus program as set forth on Exhibit A to Schedule 3.7 hereto.

7.13 Directors and Officers Indemnification. From and after the Closing Date, Parent shall indemnify and hold harmless each present and former director and officer of Athena, determined as of the Closing Date (the “Indemnified Directors and Officers”), against any costs or expenses (including, without limitation, the advancement of expenses and payment of reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Athena or is or was serving at the request of Athena as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Directors and Officers would be entitled under the charter documents and by-laws of Holding, the Company and the Company Subsidiaries, respectively, or under applicable Legal Requirements.

7.14 Benefit Coverage. Immediately following the Closing, except as otherwise provided herein, Parent and Federal shall cause the Company and each Company Subsidiary to continue to employ each Person (except for those Persons listed on Schedule 7.14 hereto) who is an employee of the Company and each Company Subsidiary immediately prior to the Closing (the “Affected Employees”) on terms no less favorable in the aggregate (including with respect to position, duties, responsibilities, compensation, incentives and location) than those in effect on the date hereof to the Affected Employees. For a period of at least 12 months following the Closing, Parent and Federal shall, or shall cause the Company and each Company Subsidiary to, provide each Affected Employee, while the Affected Employee is employed, with benefits (other than retiree health and life benefits and stock-based option or purchase programs) that are at least substantially equivalent in the aggregate to the benefits provided to each such Affected Employee immediately prior to the Closing; provided, that Parent and Federal, in providing such substantially equivalent benefits, shall not be required to provide or maintain any particular plan or benefit which was provided to or maintained for Affected Employees prior to the Closing.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions Precedent to the Obligations of Each Party. The obligations of the Parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party for whose benefit such condition is imposed:

8.1.1 No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) Governmental Entity since the date of this Agreement that would prohibit or materially restrict the Transaction.

8.1.2 Government Consents. All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities, but excluding under any Athena Government Contracts) required for the consummation of the Transaction shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity (other than filings, notifications, approvals and authorizations which, if not made or obtained, would not have an Athena Material Adverse Effect).

8.1.3 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transaction contemplated hereby shall be in effect (each Party agreeing to use all Commercially Reasonable Efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing by any third party seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Transaction.

8.2 Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction. The obligation of Parent and Federal to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or Federal prior to Closing:

8.2.1 Representations and Warranties. The representations and warranties of Seller, Holding and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had, nor reasonably would be expected to have, an Athena Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Schedules made or purported to have been made after execution of this Agreement, including the Updated Schedules, shall be disregarded); and Seller, Holding and the Company shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of (i) Seller by its authorized signatory and (ii) Holding and the Company by its President and Chief Financial Officer.

8.2.2 Agreements and Covenants. Each of Seller, Holding and the Company shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Seller, Holding and the Company shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of (i) Seller by its authorized signatory and (ii) Holding and the Company by its President and Chief Financial Officer.

8.2.3 Legal Opinion. Parent and Federal shall have received an opinion from Schulte Roth & Zabel LLP, counsel to Seller, Holding and the Company, in form and substance reasonably acceptable to Parent.

8.2.4 Closing Documents. Seller, Holding and the Company shall have delivered to Parent the closing certificate described hereafter in this paragraph and good standing certificates from the States of Delaware with respect to Seller, Holding and the Company and the Commonwealth of Virginia with respect to the Company. The closing certificate, dated as of the Closing Date, duly executed by an authorized signatory or officer of Seller, Holding and the Company, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of such Party in connection herewith, (b) the resolutions adopted by the board of directors of such Party authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the charter documents and by-laws of Seller, Holding and the Company.

8.2.5 Intentionally Omitted.

8.2.6 No Severance Obligations. Athena (and Parent and Federal) shall not be subject to any severance agreements or other similar obligations, in each case, triggered solely by the Transaction.

8.2.7 Updated Employee List. Athena shall have delivered to Federal a list dated as of the Closing Date containing the name of each Affected Employee and each such employee’s position and annual salary.

8.2.8 Existing Agreements. The existing agreements of Jon Flowers, David Grogan, James C. King and Brian Page described on Schedule 8.2.8 hereto shall not have been modified in any manner.

8.2.9 Employment Offers. A minimum of 80% of all full time direct billable employees of Athena, who were employed by Athena as of the date hereof (excluding all Athena employees set forth on Schedule 8.9 hereto) and who have been offered employment by Parent, shall have accepted employment offers from Parent and shall have executed all standard agreements required of new Parent employees, copies of which have been provided to Seller.

8.2.10 Updated Independent Contractor List. Athena shall have delivered to Federal a list dated as of the Closing Date containing (i) the name of every individual performing, as an independent contractor to Athena, services in support of the requirements of any Athena Government Contract or other agreement with a customer of Athena, (ii) the Athena Government Contract or other Athena customer agreement in support of which such individual is performing services, and (iii) a description, the date and the term of Athena’s agreement with such individual for such services.

8.2.11 Independent Contractors. Not more than twenty percent (20%) of the individuals, who are performing, as independent contractors to Athena, services in support of the requirements of any Athena Government Contract or other agreement with a customer of Athena as of the date hereof and whose services continue to be required by such customer as of the Closing Date, shall have terminated (or provided notice terminating) their agreements with Athena to provide such services or otherwise have ceased (or provided notice of their intent to cease) providing such services.

8.2.12 Material Adverse Effect. Since the date of this Agreement, Athena shall not have suffered an Athena Material Adverse Effect.

8.2.13 No Outstanding Options, Warrants, etc. Other than the Holding Share, there shall be no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Holding to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock.

8.2.14 Resignation of Officers and Directors. Seller shall have delivered to Federal written resignations, dated as of the Closing Date, of all of the officers and directors of Holding, the Company and each Company Subsidiary.

8.2.15 Termination of Credit Facilities. Seller shall have delivered evidence satisfactory to Federal that all amounts outstanding under any credit or loan agreements between Athena and any institutional lender of Athena and related agreements and notes have been paid in full or will be paid in full from proceeds of the Transaction and that documentation providing for the release of all Security Interests on Athena’s assets (other than Permitted Encumbrances) is available for filing immediately after the Closing.

8.2.16 Release of Security Interests. Seller shall have delivered evidence satisfactory to Federal that all Security Interests on Athena’s assets (other than Permitted Encumbrances) and the Shares (other than Parent Liens) have been released or terminated, as the case may be.

8.2.17 Repayment of all Indebtedness. All indebtedness owed by Athena to any Person (other than trade credit incurred in the normal course of business) shall have been paid in full or will be paid in full from proceeds of the Transaction, and all amounts, if any, owed to Athena by Seller or any Affiliate of Seller (other than Athena) shall have been paid in full.

8.2.18 Certificate as to Certain Tax Matters. Prior to the Closing Date, Holding and Seller shall have delivered a Foreign Investment and Real Property Tax Act of 1980 Certification, which (i) states that Holding or Seller is not a foreign person, (ii) sets forth Holding’s or Seller’s name, identifying number and office address, and (iii) is signed by Holding or Seller under penalties of perjury, meeting the requirement of Treasury Regulations Section 1.1445-2(b)(2), and is otherwise in form and substance reasonably acceptable to Parent.

8.2.19 Escrow Agreement. Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.2.20 Flow of Funds Memorandum. Seller shall have executed and delivered the Flow of Funds Memorandum.

8.2.21 338(h)(10) Election. Seller shall have delivered either (i) copies of the elections under section 338(h)(10) of the Code (Forms 8023) that were signed and timely mailed to the Internal Revenue Service with respect to the acquisition of the Company Subsidiaries other than OC or (ii) evidence, reasonably satisfactory to Federal, that new elections under section 338(h)(10) of the Code have been filed with respect to the acquisition of the Company Subsidiaries other than OC in accordance with the provisions of IRS Revenue Procedure 2003-33.

8.3 Conditions to Obligations of Seller and Athena to Consummate the Transaction. The obligation of Seller and Athena to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Seller prior to Closing:

8.3.1 Representations and Warranties. The representations and warranties of Parent and Federal contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date, and Parent shall have delivered to Seller a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by its President and Chief Financial Officer.

8.3.2 Agreements and Covenants. Parent and Federal shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to Seller a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by its President and Chief Financial Officer.

8.3.3 Closing Documents. Parent and Federal shall have delivered to Seller closing certificates of Parent and Federal and good standing certificates for each, for the State of Delaware and the Commonwealth of Virginia. Each of the closing certificates of Parent and Federal, dated as of the Closing Date, duly executed by the Secretary of Parent and Federal, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent and Federal in connection herewith, (b) the resolutions adopted by the board of directors of Parent and Federal authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transaction and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the Certificate of Incorporation and By-Laws of Parent and Certificate of Incorporation and By-Laws of Federal as currently in effect.

8.3.4 Payment of Purchase Price. Parent shall have delivered the Direct Payment to Seller pursuant to the provisions of Section 2.2.2 hereof, shall have delivered the Escrow Payment to the Escrow Agent pursuant to the provisions of Section 2.2.3 hereof and shall have made all payments of Expenses of Athena and Seller as directed by Seller pursuant to Section 7.1.2 and shall have made all payments of bonuses and change of control payments, if any, as directed by Seller pursuant to Section 7.12.

8.3.5 Escrow Agreement. Parent, Federal and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.3.6 Flow of Funds Memorandum. Parent shall have executed and delivered the Flow of Funds Memorandum.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND COVENANTS

9.1 Athena’s and Seller’s Representations. The representations and warranties of Holding, the Company and Seller, on the one hand, and Parent, on the other hand, in this Agreement or in any certificate or document delivered on or before the Closing Date shall survive any due diligence investigation by or on behalf of the Parties hereto and the Closing and shall remain effective until the fifteen (15) month anniversary of the Closing Date (the “Survival Date”). After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted by Parent or Seller, as the case may be, with respect thereto on or before the expiration of such period (but in such event, such representation and warranty shall only survive for the purposes of, to, and until the resolution of, such timely-asserted claim and not for any other claim).

9.2 Covenants. The Parties acknowledge and agree that the covenants contained in this Agreement, including, but not limited to the covenants contained in Article 7 above, shall survive Closing and shall expire on the Survival Date except to the extent that a claim or claims shall have been asserted by Parent or Seller, as the case may be, with respect thereto on or before the Survival Date.

ARTICLE 10

OTHER PROVISIONS

10.1 Termination.

10.1.1 Termination Events. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Parent and Athena;

(b) by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Athena or Seller and such breach has not been cured within ten (10) Business Days after written notice to Seller (provided, that neither Parent nor Federal is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 8.2.1 or Section 8.2.2 hereof, as the case may be, are incapable of being satisfied;

(c) by Seller, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Federal and such breach has not been cured within ten (10) Business Days after written notice to Parent (provided, that neither Seller, Holding nor the Company is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 8.3.1 or Section 8.3.2 hereof, as the case may be, are incapable of being satisfied;

(d) by any Party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transaction; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent’s or Federal’s ownership or operation of all or a material portion of the stock or assets of Athena, or compel Parent or Federal to dispose of or hold separate all or a material portion of the business or assets of Athena or Parent or Federal as a result of the Transaction; or

(e) by any Party hereto if the Transaction shall not have been consummated by November 16, 2007, provided that the right to terminate this Agreement under this Section 10.1.1(e) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

10.1.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transaction, in accordance with Section 10.1.1, written notice thereof shall be given by a terminating Party to the other Parties, and this Agreement shall thereupon terminate and be of no further force or effect (subject to subsections (a) through (d) below), and the Transaction shall be abandoned without further action by Seller or Parent. If this Agreement is terminated pursuant to Section 10.1.1:

(a) Parent shall upon written request from Seller return all documents, work papers and other materials (and all copies thereof) obtained from Seller or Athena relating to the Transaction, whether so obtained before or after the execution hereof, to the Party furnishing the same, and all confidential information received by Parent with respect to Athena shall be treated in accordance with Section 7.10 and the Confidentiality Agreement;

(b) At the option of Seller, all filings, applications and other submissions made pursuant to the provision of this Agreement shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c) The obligations provided for in this Section 10.1.2, Section 7.1 (Expenses) and Section 7.10 (Confidentiality) and in the Confidentiality Agreement shall survive any such termination of this Agreement; and

(d) Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any Party from Liability for damages or otherwise by reason of the breach of any of the provisions of this Agreement.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested), or by a nationally recognized overnight courier, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered, on the Business Day immediately following the date so deposited with such overnight courier or on the third Business Day following the date on which so mailed or sent:

To Parent and Federal:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: President

with copies to:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Legal Division

and

Squire, Sanders & Dempsey L.L.P.

8000 Towers Crescent Drive, 14th Floor

Tysons Corner, VA 221820-2700

Attention: Robert E Gregg, Esq.

To Seller and to Holding and the Company prior to Closing:

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue

New York, New York 10022

Facsimile: (212) 688-9411

Attn: Robert B. McKeon

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 593-5955

Attn: Benjamin M. Polk, Esq.

10.3 Disclosure Schedules. Each Schedule delivered pursuant to the terms of this Agreement shall be in writing, shall not be an independent document and shall constitute a part of this Agreement, although the Schedules need not be attached to each copy of this Agreement. Any fact or item that is disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement readily apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto or the absence of a qualification of any representation and warranty by reference to a Schedule.

10.4 Effect of Waiver of Consent. No waiver or consent, express or implied, by any person to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such person of its rights hereunder until the applicable statute of limitation period has run or as otherwise provided under applicable Legal Requirements.

10.5 Entire Agreement. Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, but excluding the Confidentiality Agreement. Except for the representations and warranties set forth in Articles 3 and 4, (i) neither Parent or Federal, on the one hand, nor Seller, Holding or the Company, on the other hand, has made any representation or warranty to the other Parties hereto in connection with this Agreement and the Transaction, and (ii) no Party is relying upon any representation or warranty of any other Party in connection herewith. Each Party hereto acknowledges that, in entering this Agreement and completing the Transaction, such Party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the Parties contemplated by or referred to herein.

10.6 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the Party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

10.7 Assignability. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all Parties hereto.

10.8 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in Section 7.13, nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the Parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise. Furthermore, nothing in this Agreement, whether express or implied, shall either (i) constitute an amendment to any Plan or to any other employee benefit plan or (ii) constitute the creation of a new employee benefit plan by either Athena, Parent or any of their Affiliates.

10.9 No Other Duties. The only duties and obligations of the Parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

10.10 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

10.11 Time of Essence. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

10.12 Specific Performance. The Parties hereto acknowledge that damages alone may not adequately compensate a Party for violation by another Party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law (but subject in all events to Section 7.2.12), any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

10.13 Governing Law; Venue. This Agreement shall take effect and shall be construed as a contract under the laws of the State of Delaware, without regard to its conflict of law principles. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor shall be in the State and Federal courts located in the State of Delaware, which shall be deemed to be a convenient forum. The Parties hereto hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in the State of Delaware.

10.14 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ATHENA HOLDING LLC

By:	The Veritas Capital Fund II, L.P.
Managing Member
By:	Veritas Capital Management II, L.L.C.
General Partner

By:	/s/ Robert B. McKeon
Name:	Robert B. McKeon
Title:	Authorized Signatory

ATHENA HOLDING CORP.

By:	/s/ Robert B. McKeon
Name:	Robert B. McKeon
Title:	President

ATHENA INNOVATIVE SOLUTIONS, INC.

By:	/s/ James C. King
Name:	James C. King
Title:	President and Chief Executive Officer

CACI INTERNATIONAL INC.

By:	/s/ Thomas A. Mutryn
Name:	Thomas A. Mutryn
Title:	Chief Financial Officer

CACI, INC. – FEDERAL

By:	/s/ Thomas A. Mutryn
Name:	Thomas A. Mutryn
Title:	Chief Financial Officer